UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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AVALONBAY COMMUNITIES, INC.

(Name of Registrant as Specified In Its Charter)

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Dear Fellow Stockholders:
I welcome you to join me and the entire Board of Directors at our 2020 Annual Meeting of Stockholders, which will be held on May 12, 2020, at the Company's offices at 4040 Wilson Boulevard, Arlington, Virginia 22203.
At this year’s meeting we will vote on the election of ten directors and the ratification of Ernst & Young as the Company’s independent auditor. We will also conduct a non‑binding, advisory vote to approve the compensation of the Company’s named executive officers. This year we are also asking you to vote on an amendment to our Charter that will reduce the required stockholder vote on future changes to the Charter or material corporate events from two-thirds of outstanding shares to a majority of outstanding shares.
Your vote is important. Whether or not you plan to attend the meeting, we want your shares to be represented. Please authorize a proxy to vote your shares as soon as possible electronically through the Internet, by telephone, or by completing, signing and returning the proxy card enclosed with the proxy statement. More detailed instructions on how to vote are provided on page four of the Proxy Statement. Please also refer to the information on page five of the Proxy Statement about how to monitor any change in plans for conduct of the Annual Meeting as a result of current public health issues.
To attend the meeting, a government‑issued photo identification is required and we encourage you to register in advance for admission to the meeting. To register in advance, please follow the instructions on page three of the Proxy Statement.
Our Board of Directors values your participation as a stockholder and appreciates your continued support of AvalonBay.

March 31, 2020	Sincerely,

Timothy J. Naughton Chairman of the Board and Chief Executive Officer

AvalonBay Communities, Inc. 4040 Wilson Boulevard, Suite 1000 Arlington, VA 22203
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 12, 2020

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of AvalonBay Communities, Inc., a Maryland corporation (the “Company”), will be held on Tuesday, May 12, 2020, at 8:00 a.m., local time, at the Company's offices at 4040 Wilson Boulevard, Arlington, VA 22203, for the following purposes:

1.
To elect the following ten directors to serve until the 2021 Annual Meeting of Stockholders and until their respective successors are elected and qualify: Glyn F. Aeppel, Terry S. Brown, Alan B. Buckelew, Ronald L. Havner, Jr., Stephen P. Hills, Richard J. Lieb, Timothy J. Naughton, H. Jay Sarles, Susan Swanezy and W. Edward Walter.

2.	To consider and vote upon ratification of the selection of Ernst & Young LLP by the Audit Committee of the Company’s Board of Directors to serve as the Company’s independent auditors for 2020.

3.	To consider and vote upon a resolution to approve, on a non‑binding, advisory basis, the compensation of certain executives of the Company as more fully described in the accompanying Proxy Statement.

4.	To consider and vote upon approval of an amendment to the Company’s charter to eliminate supermajority voting requirements for future charter amendments and other extraordinary actions.

5.	To transact such other business as may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on March 16, 2020, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at that time will be entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

We request that you authorize a proxy to vote your shares, which is being solicited by the Board of Directors, by telephone or over the Internet by following the instructions on your proxy card. If you request printed copies of the proxy statement by mail, you may also authorize a proxy to vote your shares by completing and signing the enclosed proxy card and by mailing it promptly in the enclosed postage-prepaid envelope. Any proxy authorized by a holder of Common Stock may be revoked by delivering notice to the Company stating that the proxy is revoked using the same method as the original proxy authorization or by delivery of a properly authorized, later dated proxy. Holders of record of Common Stock who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy or authorized a proxy by telephone or over the Internet, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously delivered proxy.

If you plan to attend the meeting, we encourage you to register in advance for admission to the meeting. To register, please follow the instructions set forth on page three of the accompanying proxy statement. All meeting attendees must present government‑issued photo identification, such as a driver’s license or passport, at the meeting.

We intend to hold our Annual Meeting in person. However, we are actively monitoring information about the coronavirus (COVID-19), and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or we deem it inadvisable to hold our Annual Meeting in person or solely in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our website at http://investors.avalonbay.com/Corporateprofile under SEC Filings and Proxy Materials and Annual Meeting Information for updated information. If you are planning to attend our meeting, please check the website ten days prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

Important:  In the event we determine to hold the Annual Meeting fully or partially via remote communication, in order to attend the Annual Meeting or ask questions at the Annual Meeting  you will need to enter the control number found next to the label for postal mail recipients or within the body of the email sending  you notice of the Annual Meeting.  Please retain this control number in a safe place.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2020:

The Notice of Annual Meeting, proxy statement, Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2019, are available at www.proxyvote.com.
By Order of the Board of Directors
Arlington, Virginia                             Edward M. Schulman
March 31, 2020                                             Secretary

Proxy Statement Table of Contents

Proxy Summary
This summary highlights certain information about AvalonBay Communities, Inc., a Maryland corporation (the “Company”), and its 2020 Annual Meeting of Stockholders and summarizes information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement before voting. For more complete information regarding the Company’s 2019 performance, please review the Company’s Annual Report on Form 10‑K for the year ended December 31, 2019, and the Company’s 2019 Annual Report to Stockholders, both of which are available to stockholders online at www.proxyvote.com and on the Company's website at www.avalonbay.com/investors. This proxy statement and the accompanying Notice of Annual Meeting and proxy card are first being made available to stockholders on or about March 31, 2020.
2020 Annual Meeting of Stockholders Information

Date and Time:	Tuesday, May 12, 2020, at 8:00 a.m. local time
Place:	4040 Wilson Boulevard, Arlington, VA 22203
Record Date:	March 16, 2020
Meeting Agenda and Voting Matters

Proposal	Board’s Voting Recommendation	Page References
1. Election of Directors	FOR EACH NOMINEE	6-10
2. Ratification of Selection of Independent Auditors	FOR	11
3. Non-Binding, Advisory Vote to Approve Executive Compensation	FOR	11-12
4. Amendment to Charter	FOR	12-13
Election of Directors (Proposal 1)
The Board of Directors recommends a vote FOR each director nominee.

Name	Age	Director Since	Independent	Committees*
Timothy J. Naughton	58	2005		IFC
Glyn F. Aeppel	61	2013	X	IFC, NCG
Terry S. Brown	58	2015	X	IFC (Chair), NCG
Alan B. Buckelew	71	2011	X	AC, CC
Ronald L. Havner, Jr.	62	2014	X	AC (Chair), IFC
Stephen P. Hills	61	2017	X	AC, IFC
Richard J. Lieb	60	2016	X	AC, CC
H. Jay Sarles	74	2005	X	CC, NCG (Chair)
Susan Swanezy	61	2016	X	NCG, IFC
W. Edward Walter**	64	2008	X	CC (Chair), NCG

* IFC = Investment and Finance Committee, AC = Audit Committee, CC = Compensation Committee, NCG = Nominating and Corporate Governance Committee. Immediately following the Annual Meeting, the Board expects to appoint Richard Lieb as Chair of the Compensation Committee.
** Mr. Walter is the Lead Independent Director.
Ratification of Selection of Auditors (Proposal 2)
The Board of Directors recommends a vote FOR ratification of the selection of Ernst & Young by the Audit Committee of the Company’s Board of Directors to serve as the Company’s independent auditors for 2020.

Advisory Vote to Approve Executive Compensation (Proposal 3)
The Board of Directors recommends a vote FOR the resolution to approve, on a non‑binding, advisory basis, the compensation paid to the Company’s Chief Executive Officer and other officers named in the Summary Compensation Table on Page 46.
Vote on Amendment to Charter Reducing the Required Stockholder Vote for Extraordinary Actions to a Majority of Shares Outstanding (Proposal 4)
The Board of Directors recommends a vote FOR the resolution to approve an amendment to the Company’s charter (the “Charter”), to reduce the required stockholder vote for amendment of the Charter and other extraordinary actions to a majority of all of the votes entitled to be cast on the matter.

Corporate Governance Best Practices
    All directors are independent other than the CEO
    Commitment to Board refreshment including guidelines on director and committee chairman tenure
    Regular Board, committee and director evaluations
    Annual election of all directors and majority voting in uncontested elections
    Lead Independent Director
    Independent Audit, Compensation and Nominating and Corporate Governance Committees
    Regular executive sessions of independent directors, including at each regularly scheduled Board meeting
    Director and officer stock ownership guidelines
    Robust Anti-Hedging, Anti-Speculation and No Pledging policies
    No former employees serve as directors
    Policy regarding stockholder approval of future severance agreements that provide for severance benefits above a certain level
    No employment agreements with officers
    Bylaws contain provisions for stockholder rights relating to proxy access and Bylaw amendments
    Policy on recoupment of incentive compensation (clawback policy)
    No stockholder rights plan (“poison pill”) and policy regarding adoption of future plans
    Double-trigger equity compensation vesting in the event of a change in control
    Policy on political contributions and government relations
    Policy to encourage and reimburse directors for attendance at director education events
    Published comprehensive sustainability and corporate social responsibility report
    Annual advisory vote to ratify independent auditor

I. Some Questions You May Have Regarding This Proxy Statement

Q.	Why am I receiving these materials and what is included in the proxy materials?

A.
The proxy materials for our 2020 Annual Meeting of Stockholders include the Notice of Annual Meeting, this proxy statement, our Annual Report to Stockholders for the year ended December 31, 2019, and the Company's Form 10-K for the year ended December 31, 2019. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form. The accompanying proxy is solicited on behalf of the Board of Directors of the Company. We are providing these proxy materials to you in connection with our 2020 Annual Meeting of Stockholders to be held on Tuesday, May 12, 2020, at 8:00 a.m., local time, at 4040 Wilson Boulevard, Arlington, Virginia 22203, and any postponements or adjournments thereof (the “Annual Meeting” or the “2020 Annual Meeting”). As a Company stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement. Directions on how to attend the Annual Meeting in person are available on the Company’s Internet website at www.avalonbay.com.

Q.	How can I access the proxy materials electronically?

A.
This proxy statement, our 2019 Annual Report to Stockholders and our Annual Report on Form 10‑K for the year ended December 31, 2019 are available online at www.proxyvote.com. Instead of receiving copies of our future annual reports, proxy statements, and proxy cards by mail, stockholders can elect to receive an email that will provide electronic links to our proxy materials and an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of printing and mailing documents to you and help conserve natural resources. You may sign up for electronic delivery by visiting www.proxyvote.com. If you elect to receive these materials by electronic delivery, you may change your election at any time.

Q.	Who may vote at the Annual Meeting?

A.
You may vote all the shares of our common stock, par value $0.01 per share (“Common Stock”), that you owned at the close of business on March 16, 2020, the record date for determining stockholders entitled to receive notice of, and to vote on, these matters (the “Record Date”). On the Record Date, the Company had 140,734,678 shares of Common Stock outstanding and entitled to vote at the meeting. You may cast one vote for each share of Common Stock held by you on all matters.

Q.	How do I obtain admission to the Annual Meeting?

A.
If you plan to attend the Annual Meeting, we encourage you to register in advance. All meeting attendees must present government‑issued photo identification, such as a driver’s license or passport, at the meeting. In addition, if you are authorized to represent a corporate or institutional stockholder, you must also present written evidence that you are the authorized representative of such stockholder. Please submit your request to register on or before Friday, May 8, 2020, by mailing a request to the Company’s Corporate Secretary at 4040 Wilson Boulevard, Suite 1000, Arlington, VA 22203, or sending an email to AnnualMeeting@AvalonBay.com. Please include the following information: (a) your name and mailing address, (b) whether you need special assistance at the meeting and (c) if your shares are held for you in the name of your broker, bank or other nominee, evidence of your stock ownership (such as a current letter from your broker or a photocopy of a current brokerage or other account statement) as of March 16, 2020. The meeting facilities will open at 7:30 a.m., local time, to facilitate your registration and security clearance. For your security you will not be permitted to bring any packages, briefcases, large pocketbooks or bags into the meeting room. Also, cellular phones, audio (tape or digital) recorders, video and still cameras, pagers, laptops and other portable electronic devices as well as pets, other than service animals, may not be permitted into the meeting room. Thank you in advance for your cooperation with these rules.

Q.	What constitutes a quorum at the Annual Meeting?

A.
The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non‑votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A “broker non‑vote” refers to a share represented at the meeting held by a broker, as to which instructions have not been received from the beneficial owner or person entitled to vote such share and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such share.

Note that under New York Stock Exchange (“NYSE”) rules, if you hold shares through a bank, broker or other institution and you do not provide your voting instructions to them at least ten days before the Annual Meeting, that firm has the discretion to vote your shares on proposals that the NYSE has determined are routine, such as the ratification of the appointment of the independent public accounting firm. A bank, broker or institution that holds your shares cannot vote your shares on non‑routine matters, such as the election of directors, approval of compensation‑related matters, a charter amendment, or a proposal submitted by a stockholder, without your voting instructions.

Q.	What proposals will be voted on at the Annual Meeting?

A.
At the Annual Meeting, stockholders will be asked to: (1) elect ten directors of the Company, (2) consider and vote upon ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for 2020, (3) consider and vote upon a resolution to approve, on a non‑binding, advisory basis, the Company’s named executive officer compensation, (4) consider and vote upon a resolution to amend the Company’s Charter to reduce the required stockholder vote to amend the Charter or approve other extraordinary actions to the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter, and (5) transact such other business as may be properly brought before the Annual Meeting, in each case as specified in the Notice of Annual Meeting and more fully described in this proxy statement.

Q.	How do I vote?

A.
Whether you hold shares directly as the stockholder of record or indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., in “street name”), you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares you hold in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or, if you request printed copies of the proxy materials, by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares you hold in street name, the voting instruction card provided by your broker or nominee.

By Internet-If you have Internet access, you may authorize your proxy from any location in the world by following the “By Internet” instructions on the proxy card or, if applicable, the Internet voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.
By Telephone-If you are calling from the United States or Canada, you may authorize your proxy by following the “By Telephone” instructions on the proxy card or, if applicable, the telephone voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.
By Mail-If you request printed copies of the proxy materials, you may authorize your proxy by signing your proxy card and mailing it in the enclosed, postage‑prepaid and addressed envelope. For shares you hold in street name, you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided.
For shares held directly in your name, you may change your proxy instructions at any time prior to the vote at the Annual Meeting. You may do this by granting a new properly executed and later‑dated proxy using the same method you originally used to authorize your proxy, by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting without further action will not cause your previously granted proxy to be revoked. You may change your proxy instructions for shares you beneficially own by submitting new voting instructions to your broker or nominee in the manner and within the time periods they prescribe.
If a properly signed proxy is submitted but not marked as to a particular item, the proxy will be voted (i) FOR the election of the nominees for director of the Company named in this Proxy Statement, (ii) FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for 2020, (iii) FOR the non‑binding, advisory resolution to approve the Company’s named executive officer compensation, and (iv) FOR the Amendment to the Company's Charter. It is not anticipated that any matters other than those set forth in the proxy statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

Q.	What is householding?

A.
If you and other residents at your mailing address own shares of Common Stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, notice of annual meeting and proxy statement. This procedure is known as “householding” and is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. If you consented or were deemed to have consented to householding, your broker, bank or other nominee may send one copy of our annual report, notice of annual meeting and proxy statement to your address for all residents that own shares of Common Stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, notice of annual meeting and proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to the Corporate Secretary at the address below, call us with your request at 703‑329‑6300 or visit the “Investor relations” section of our website at www.avalonbay.com.
The Company’s 2019 Annual Report to Stockholders and a copy of the Company’s Annual Report on Form 10‑K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission (“SEC”), are being made available to stockholders concurrently with the availability of this proxy statement. The Annual Report to Stockholders and Form 10‑K, however, are not part of the proxy solicitation materials. A copy of any or all exhibits to the Company’s Annual Report on Form 10‑K, and a copy of the Company’s Code of Business Conduct and Ethics, may be obtained free of charge by writing to the Company at its principal executive offices at the following address: AvalonBay Communities, Inc., 4040 Wilson Boulevard, Suite 1000, Arlington, VA 22203, Attention: Corporate Secretary or by accessing the “Investor Relations” section of the Company’s website (www.avalonbay.com).
Important Note:

We intend to hold our Annual Meeting in person. However, we are actively monitoring information about the coronavirus (COVID-19), and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or we deem it inadvisable to hold our Annual Meeting in person or solely in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our website at http://investors.avalonbay.com/Corporateprofile under SEC Filings and Proxy Materials and Annual Meeting Information for updated information. If you are planning to attend our meeting, please check the website ten days prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

In the event we determine to hold the Annual Meeting fully or partially via remote communication, in order to attend the Annual Meeting or ask questions at the Annual Meeting  you will need to enter the control number found next to the label for postal mail recipients or within the body of the email sending  you notice of the Annual Meeting.  Please retain this control number in a safe place.

II. PROPOSALS
Proposal 1: Election of Directors

The Board of Directors currently consists of ten members. The Board of Directors has nominated for election all current directors. Accordingly, ten nominees will stand for election at the Annual Meeting and if elected will serve until the 2021 Annual Meeting of Stockholders and until their successors are elected and qualify. The following individuals have been nominated by the Board of Directors to serve as directors: Glyn F. Aeppel, Terry S. Brown, Alan B. Buckelew, Ronald L. Havner, Jr., Stephen P. Hills, Richard J. Lieb, Timothy J. Naughton, H. Jay Sarles, Susan Swanezy and W. Edward Walter (each, a “Nominee” and, collectively, the “Nominees”). The Board of Directors anticipates that each of the Nominees, if elected, will serve as a director. However, if any person nominated by the Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as the Board of Directors may recommend. You may not vote for more than ten directors at the Annual Meeting.

Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for all of the Nominees unless contrary instructions are set forth on the enclosed proxy card. Under the Company’s Bylaws, a majority of the total votes cast as to each Nominee is required to elect such Nominee. Under Maryland law, abstentions and broker non‑votes are not treated as votes cast. Accordingly, an abstention or broker non‑vote will have no effect on the result of the vote.

The Board of Directors unanimously recommends a vote FOR all of the Nominees.
Information Regarding Nominees

The Nominating and Corporate Governance Committee and the full Board are focused on ensuring that the composition of the Board continues to provide the diversity of experience, functional skill set, expertise, and thought necessary to appropriately address the needs of the Company and its stockholders.

Board Tenure and Gender Diversity for 2020 Nominees
The Company’s Board of Directors has included in the Company’s Corporate Governance Guidelines term expectations that reflect the Company’s view of the importance of Board succession planning and refreshment.
In general, the Company expects that a non-employee director will not be re-nominated after the completion of 12 full years of service or within the several years that follow.

Director Skills/Experience Matrix

The following table summarizes the key qualifications, skills and experiences of each director that the Board considers most important in its decision to nominate or re-nominate that individual to the Board. Exclusion of a factor for a Nominee does not necessarily mean the Nominee does not possess that attribute. It means only that when the Nominating and Corporate Governance Committee considered the skills and experiences of that Nominee in the overall context of the members of the Board of Directors, that attribute is not considered a key factor in the determination to nominate or re-nominate that individual.

Skill, attribute or experience	Naughton	Aeppel	Brown	Buckelew	Havner	Hills	Lieb	Sarles	Swanezy	Walter
Accounting/Financial Literacy	x	x	x	x	x	x	x	x	x	x
Public Company CEO Experience	x				x					x
C-Level Management Experience	x		x	x	x	x	x	x		x
Non-AVB Public Board Experience	x	x			x		x	x		x
Financial/Capital Markets Experience	x	x	x		x		x	x	x	x
Marketing/Brand Management/ Consumer Focus		x	x	x		x
Real Estate Industry	x	x	x		x		x		x	x
REIT Format	x		x		x		x		x	x
Real Estate Development/ Investment	x	x	x		x				x	x
Technology and Innovation				x		x

The full Nominee biographies below describe each director’s qualifications and relevant experience in more detail. The age of each Nominee shown below is as of the date of this proxy statement.

Employee Director Nominee:

Timothy J. Naughton Age: 58 Director Since: September 2005	AvalonBay Committees:	Other Public Company Boards:
	Investment and Finance	Park Hotels and Resorts, Inc.

Mr. Naughton is the Company’s Chairman of the Board, Chief Executive Officer and President and has been a director of the Company since September 2005. He has served as Chairman of the Board since May 2013, as Chief Executive Officer since January 2012, and as President since February 2005. Mr. Naughton’s prior roles included serving as the Company’s Chief Operating Officer, Chief Investment Officer, and Regional Vice President - Development and Acquisitions. Mr. Naughton has been with the Company and its predecessors since 1989. Mr. Naughton is a director of Park Hotels & Resorts, Inc., a publicly traded hotel real estate investment trust. He is a former Chairman of the National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Naughton is also a member of The Real Estate Round Table, is a member and past chairman of the Multifamily Council of the Urban Land Institute (“ULI”), and is a member of the Real Estate Forum. He sits on the board of the Jefferson Scholars Foundation at the University of Virginia. Mr. Naughton received his Masters of Business Administration from Harvard Business School in 1987 and earned his undergraduate degree from the University of Virginia, where he was elected to Phi Beta Kappa.

Non‑Employee Director Nominees:

Glyn F. Aeppel Age: 61 Director Since: May 2013	AvalonBay Committees:	Other Public Company Boards:
	Investment and Finance Nominating and Corporate Governance	Simon Property Group, Inc.
Ms. Aeppel has more than 30 years of experience in property acquisitions, development and financing. Ms. Aeppel established a hotel investment and advisory company, Glencove Capital, in June 2010, and serves as its President and Chief Executive Officers. From October 2008 to May 2010, Ms. Aeppel served as Chief Investment Officer of Andre Balazs Properties, an owner, developer and operator of luxury hotels. From April 2006 to October 2008, she served as Executive Vice President of Acquisitions and Development for Loews Hotels and as a member of its Executive Committee. From April 2004 to April 2006, she was a principal of Aeppel and Associates, a hospitality advisory development company, during which time she assisted Fairmont Hotels and Resorts in expanding in the United States and Europe. Prior to April 2004, Ms. Aeppel held executive positions with Le Meridien Hotels, Interstate Hotels and Resorts, Inc., FFC Hospitality, LLC, Holiday Inn Worldwide and Marriott Corporation. Ms. Aeppel is a director of Simon Property Group, Inc., a publicly traded real estate investment company. She also serves on three private company boards, Exclusive Resorts, Gilbane, Inc. and Concord Hospitality Enterprises.

Terry S. Brown Age: 58 Director Since: January 2015	AvalonBay Committees:	Other Public Company Boards:
	Investment and Finance (Chair) Nominating and Corporate Governance	None currently

Mr. Brown is the Chairman and Chief Executive Officer of Asana Partners, a private real estate investment company, which he helped found in 2015. Prior to that he was Chairman and Chief Executive Officer of EDENS, one of the country’s leading private owners, operators and developers of retail real estate. Mr. Brown joined EDENS as its CEO in 2002. Before joining EDENS he was Chief Executive Officer of Anderson Corporate Finance LLC (NASD broker dealer subsidiary of Arthur Andersen LLP) where he was responsible for strategy and investment banking activities on a global basis across the real estate, manufacturing, technology, services and energy industries.

Alan B. Buckelew Age: 71 Director Since: September 2011	AvalonBay Committees:	Other Public Company Boards:
	Audit Compensation	None currently

Mr. Buckelew retired in December 2018 from his position as Chief Information Officer of Carnival Corporation, a publicly traded cruise line holding company, a position he had held since December 2016. From 2013 to 2016 he served as Carnival’s Chief Operating Officer. Prior to that he was President of Princess Cruises, Inc. from 2004 to 2013, overseeing the brand and operations of Princess Cruises. Mr. Buckelew also served as Chief Operating Officer for Cunard Cruise Line from 2004 to 2007. Prior to these roles, Mr. Buckelew served from 2000 to 2004 as Executive Vice President of Corporate Services and Chief Financial Officer for Princess Cruises, with responsibility for the Company’s strategic planning, marketing and yield management functions.

Ronald L. Havner, Jr. Age: 62 Director Since: September 2014	AvalonBay Committees:	Other Public Company Boards:
	Audit (Chair) Investment and Finance	Public Storage PS Business Parks, Inc. Shurgard Self-Storage, SA

Mr. Havner is the Chairman of the Board of Public Storage, a publicly traded self-storage facility real estate investment trust. Mr. Havner stepped down from his position as Chief Executive Officer of Public Storage at the end of 2018. He was elected CEO of Public Storage in 2002 and was elected Chairman of the Board in August 2011. Mr. Havner has been Chairman of the Board of PS Business Parks, Inc., a publicly traded real estate company, since March 1998 and is Chairman of the Board of Shurgard Self-Storage SA, an owner and operator of self-storage facilities in Europe whose shares are listed for trading on the Euronext Brussels Exchange. Mr. Havner is a previous Chairman of the Board of Governors of NAREIT.

Stephen P. Hills Age: 61 Director Since: September 2017	AvalonBay Committees:	Other Public Company Boards:
	Audit Investment and Finance	None currently

In 2016, Mr. Hills joined the Georgetown University Law Center, where is the Founding Director of the law school’s Business Skills Program. Prior to joining Georgetown Law, Mr. Hills worked for 28 years with the Washington Post, where he had served since 2002 as President and General Manager. Mr. Hills holds degrees from Yale University and Harvard Business School.

Richard J. Lieb Age: 60 Director Since: September 2016	AvalonBay Committees:	Other Public Company Boards:
	Audit Compensation	CBL & Associates Properties, Inc. VEREIT, Inc. iStar, Inc.

Mr. Lieb is a Senior Advisor at Greenhill & Co., LLC, a publicly traded investment bank. Prior to that he was a Managing Director and Chairman of Real Estate at Greenhill. Mr. Lieb previously served Greenhill in a variety of senior positions, including as head of Greenhill’s Real Estate, Gaming and Lodging Group. Mr. Lieb was also Greenhill’s Chief Financial Officer from 2008 to 2015. Prior to joining Greenhill in 2005, Mr. Lieb spent more than 20 years with Goldman, Sachs & Co., where he headed its Real Estate Investment Banking Department from 2000 to 2005. Mr. Lieb is also a director of CBL & Associates Properties, Inc, VEREIT, Inc. and iStar, Inc., each a publicly traded REIT. He also serves on the board of Domio, Inc., a private technology company.

H. Jay Sarles Age: 74 Director Since: September 2005	AvalonBay Committees:	Other Public Company Boards:
	Nominating and Corporate Governance (Chair) Compensation	None currently

Mr. Sarles retired from full time business leadership positions in 2005, having most recently served as vice chairman of Bank of America Corporation. Prior to that he served as Vice Chairman and Chief Administrative Officer of Fleet Boston Financial (“Fleet”) with responsibility for administrative functions, risk management, technology and operations, treasury services, corporate strategy and mergers and acquisitions. During his 37 years at Fleet, Mr. Sarles oversaw virtually all of Fleet’s businesses at one time or another, including the company’s wholesale banking business from 2001 to 2003. These included commercial finance, real estate finance, capital markets, global services, industry banking, middle market and large corporate lending, small business services and investment banking businesses.

Susan Swanezy Age: 61 Director Since: September 2016	AvalonBay Committees:	Other Public Company Boards:
	Nominating and Corporate Governance Investment and Finance	None currently

Since 2010, Ms. Swanezy has been a partner at Hodes Weill & Associates L.P., a global advisory firm focused on the real estate investment management industry. Previously, Ms. Swanezy served as Managing Director, Global Head of Capital Raising for Real Estate Products at Credit Suisse Group AG, and held a variety of positions at Deutsche Bank AG and its affiliates, including serving as a Partner and Managing Director - Client Relations for RREEF, the real estate investment management business of Deutsche Bank’s Asset Management division.

W. Edward Walter Age: 64 Director Since: September 2008	AvalonBay Committees:	Other Public Company Boards:
	Compensation (Chair) Nominating and Corporate Governance Lead Independent Director	Ameriprise Financial, Inc.

Mr. Walter has served as the Global Chief Executive Officer for ULI since June 2018. Prior to that he was the Robert and Lauren Steers Chair in Real Estate at the Steers Center for Global Real Estate at Georgetown University’s McDonough School of Business where he continues to serve as an adjunct professor. He served as President and Chief Executive Officer of Host Hotels and Resorts, Inc. (“Host”), a publicly traded premier lodging real estate company, from October 2007 through December 2016, with his employment ending on January 31, 2017. From 2003 until October 2007, he served as Executive Vice President and Chief Financial Officer of Host. From 1996 until 2003 he served in various senior management positions with Host, including Chief Operating Officer. Mr. Walter is also past Chairman of NAREIT, the Chairman of the Federal City Council and a member of the Board of Visitors of the Georgetown University Law Center. Mr. Walter serves on the board of Ameriprise Financial, Inc., a publicly traded financial planning services company.

Proposal 2: Ratification of Selection of Independent Auditors

The Board recommends that the stockholders ratify the Audit Committee’s selection of Ernst & Young LLP (“Ernst & Young”) as the independent auditors of the Company for fiscal year 2020. Ernst & Young was also the Company’s principal independent auditors for fiscal year 2019. If the selection of Ernst & Young is not ratified, the Audit Committee anticipates that it will nevertheless engage Ernst & Young as auditors for fiscal year 2020 but will consider whether it should select a different auditor for fiscal year 2021. If the selection of Ernst & Young is ratified by the stockholders, the Audit Committee may nevertheless determine, based on changes in fees, personnel or for other reasons, to engage a firm other than Ernst & Young for the 2020 audit.
Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for ratification of the selection of Ernst & Young as the Company’s independent auditors for fiscal year 2020 unless contrary instructions are set forth on the enclosed proxy card. A majority of the total votes cast on the proposal at the Annual Meeting is required to ratify the selection of Ernst & Young. Under Maryland law, abstentions and broker non‑votes are not treated as votes cast. Accordingly, an abstention or broker non‑vote will have no effect on the result of the vote.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young as the Company’s independent auditors for fiscal year 2020.

Proposal 3: Non‑Binding, Advisory Vote on Executive Compensation

The Compensation Discussion and Analysis beginning on page 22 of this proxy statement describes the Company’s executive officer compensation program and decisions made by the Compensation Committee and the Board of Directors with respect to the 2019 compensation of our Chief Executive Officer and other officers named in the Summary Compensation Table on page 46 (the “Named Executive Officers”). As noted in the Compensation Discussion and Analysis, the Company’s goals for its executive compensation program are (i) to attract, motivate and retain experienced and effective executives, (ii) to direct the performance of those executives with clearly defined goals and measures of achievement and (iii) to align the interests of management with the interests of our stockholders.

At our 2017 Annual Meeting of Stockholders, our stockholders voted on a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers (a “Say-on-Pay Vote”), among other matters. A majority of the votes cast on the frequency proposal were cast in favor of holding a Say-on-Pay Vote every year, which was consistent with the recommendation of our Board of Directors. Our Board currently intends for the Company to hold a Say-on-Pay Vote every year at least until the 2023 Annual Meeting of Stockholders, which is the next required advisory vote on the frequency of holding a Say-on-Pay Vote.
While the vote on the following resolution is advisory in nature and therefore will not bind us to take any particular action, our Board of Directors will carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program. The Board of Directors is asking stockholders to cast a non‑binding, advisory vote on the following resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED, on a non‑binding, advisory basis, by the stockholders of the Company.”

Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for adoption of the resolution approving the compensation disclosed unless contrary instructions are set forth on the enclosed proxy card. A majority of the votes cast on the proposal at the Annual

Meeting is required to provide non‑binding, advisory approval of the compensation paid to the Company’s Named Executive Officers. Under Maryland law, abstentions and broker non‑votes are not treated as votes cast. Accordingly, an abstention or broker non‑vote will have no effect on the result of the vote.

The Board of Directors unanimously recommends a vote FOR the resolution to approve, on a non-binding, advisory basis, the compensation paid to the Company’s Named Executive Officers.

Proposal 4: Amendment of the Charter to Eliminate the Supermajority Voting Requirements for Future Charter Amendments and Other Extraordinary Actions

Maryland Law. Under Maryland law, a Maryland corporation such as AvalonBay generally cannot (i) amend its charter, or (ii) merge, consolidate, convert, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve (an “Extraordinary Transaction”), unless the charter amendment or Extraordinary Transaction is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these actions by less than two-thirds, but not less than a majority, of all of the votes entitled to be cast on the matter.

AvalonBay Charter. AvalonBay’s Articles of Amendment and Restatement, as amended and supplemented (the “Charter”), provides that certain amendments to the Charter require the affirmative vote of a majority of the votes entitled to be cast on the matter while other amendments to the Charter require the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. In addition, with respect to Extraordinary Transactions, the Charter does not provide that a lower percentage than two-thirds of the votes entitled to be cast on the matter may approve any Extraordinary Transaction, and therefore the required vote is at least two-thirds of the votes entitled to be cast.

Proposed Amendment. The Board has considered the matter and determined it is in the best interests of the Company to amend the Charter to provide that the required vote for approval of all future amendments to the Charter and all Extraordinary Transactions will be a majority of the votes entitled to be cast on the matter. In reaching this conclusion, the Board considered the advantages and disadvantages of the proposed amendment. Many investors and corporate governance advocates believe that supermajority vote requirements impede stockholder action on items such as mergers and business combinations that are critical to stockholder interests. In addition, the Board considered that the ability of the Company to obtain the affirmative vote of sufficient stockholders to approve future Charter amendments and Extraordinary Transactions that may be beneficial to stockholders' long-term interests would be improved by adoption of a majority vote standard for these activities.

Description of Proposed Amendment. The proposed amendment would change the following provisions of the Charter:

1.
Delete the third paragraph of Section 10.2 of Article X of the Charter, which, in summary, provides that certain provisions of the Charter may be amended by the vote of a majority of the votes entitled to be cast on the matter while the amendment of other provisions of the Charter requires the vote of at least two-thirds of the votes entitled to be cast on the matter. By deleting Section 10.2, the required stockholder vote to approve all amendments to the Charter will be a majority of the votes entitled to be cast on the matter. The third paragraph of Section 10.2, which will be deleted if this proposal is approved, reads in its entirety as follows:

Whenever any vote of the holders of voting stock is required to amend or repeal any provision of these Articles, then in addition to any other vote of the holders of voting stock that is required by these Articles, the affirmative vote of the holders of a majority of the outstanding shares of Stock of the Corporation entitled to vote on such amendment or repeal, voting together as a single class, and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of these Articles; provided, however, that the affirmative vote of the holders of not less than two -thirds of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class, and the affirmative vote of the holders of not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any of the provisions of Sections 6.4, 6.5 or 6.6 of Article VI, Article X or Article XII of these Articles.

2.
Add a new Section 10.3 of Article X of the Charter that will have the effect of requiring only the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter for the approval of all amendments to the Charter and all Extraordinary Transactions It should be noted that Section 6.4 of Article VI of the Charter sets forth a requirement that removal for cause (as defined in that Section) of a director requires the affirmative vote of at least 75% of the shares entitled to vote on the matter; while the amendments to the Charter being proposed will not modify that requirement, the amendments will reduce, to a majority of the outstanding shares entitled to be voted on the matter, the required vote to approve an amendment to Section 6.4.

The full text of our Charter is available with our filings with the Securities and Exchange Commission and was most recently presented as Exhibits 3(i).1, 3(i).2, and 3(i).3 of our Report on Form 10-K for the year ended December 31, 2019, which can be found at the following links to the SEC website: Articles of Amendment and Restatement of Articles of Incorporation of the Company, dated as of June 4, 1998; Articles of Amendment, dated as of October 2, 1998; Articles of Amendment, dated as of May 22, 2013.
Stockholder Vote. Therefore, the Board is asking you to vote as follows:

To approve the following amendment to the Company’s Charter:
FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the third paragraph of Section 10.2 of Article X in its entirety.

SECOND: The Charter is hereby further amended by adding a new Section 10.3 of Article X to read as follows:
10.3    Extraordinary Actions. Except as specifically provided in Section 6.4 of Article VI (relating to removal of Directors), notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

If Proposal 4 is approved, then promptly following the Meeting, we will file with the State Department of Assessments and Taxation of Maryland the applicable Articles of Amendment of the Charter.

Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for amendment of the Charter to reduce the stockholder vote required for future charter amendments and Extraordinary Transactions to a majority of the votes entitled to be cast unless contrary instructions are set forth on the enclosed proxy card. The affirmative vote of the holders of two-thirds of all outstanding shares of Common Stock is required to approve the proposal. An abstention or broker non‑vote will have the effect of a vote cast against the proposal.

The Board of Directors unanimously recommends a vote FOR the resolution to amend the Charter to reduce the stockholder vote required for future Charter amendments and certain other extraordinary actions to a majority of shares outstanding.

Other Matters
The Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

Regardless of the number of shares you own, your vote is very important to the Company. Please authorize a proxy by telephone or over the Internet to vote your shares by following the instructions on your proxy card or complete, sign, date and promptly return the enclosed proxy card.

III. Corporate Governance And Related Matters

Code of Ethics and Corporate Governance Guidelines

The Company has adopted a Code of Business Conduct and Ethics (the “Code”). The Code constitutes a “code of ethics,” as defined by the SEC, that applies to the Company’s Board of Directors as well as its Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller, and other employees of the Company. In addition, the Company has adopted Corporate Governance Guidelines. Copies of the Code and the Corporate Governance Guidelines are available on the Investor Relations section of the Company’s website (www.avalonbay.com) under “Corporate

Governance Documents.” To the extent required by the rules of the SEC and the NYSE, we will disclose amendments and waivers relating to these documents in the same place on our website. Additional information on corporate governance policies is included in “Compensation Policies” on pages 42-43, including information on the following Company policies: Executive Stock Ownership Guidelines; Anti-Hedging, Anti-Speculation and No Pledging Policies; Severance Policy; and Policy on Recoupment of Incentive Compensation (Clawback Policy).

Board of Directors and its Committees

Board of Directors

The Board of Directors currently consists of ten directors. Each of the current directors is a candidate for election. The Board of Directors met five times during 2019. The Board of Directors generally schedules regular executive sessions at each of its meetings during which the Company’s independent directors meet without management participation. During 2019, each of the directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of the Board of Directors of which he or she was a member. The Board’s policy is that each director attend the Company’s annual meetings of stockholders at which he or she is a nominee, and all directors who were nominees were in attendance at the 2019 Annual Meeting of Stockholders.
As discussed below under Nominating and Corporate Governance Committee, the Board considers a variety of factors when choosing candidates for Board appointment or nomination. While the Board values long‑tenured directors who know the Company and management well, the Board also believes that it is important to assure that from time to time vacancies occur on the Board that create opportunities for new directors who may bring different or more recent experiences or expertise to the Board. Consistent with this philosophy, five new directors have joined the AvalonBay Board at or subsequent to the 2014 Annual Meeting of Stockholders: Ron Havner (2014), Terry Brown (2015), Richard Lieb (2016), Susan Swanezy (2016), and Stephen Hills (2017).
The Company’s Corporate Governance Guidelines incorporate term expectations that reflect the Board’s view of the importance of board succession planning. Specifically, the Corporate Governance Guidelines (i) express an expectation that an independent director will not be re‑nominated after the completion of 12 full years of service or within the several years that follow; (ii) express an expectation that the Lead Independent Director will serve in that role for approximately three to five years; and (iii) express an expectation that Committee chairs will serve for three to five years. In each case, the guideline is flexible and the exact timing for any transition will depend on the needs of the Board at the time and the timing of identification and nomination of a successor.

Audit Committee

The Board of Directors has established an Audit Committee. The current members of this committee are Messrs. Havner (Chair), Buckelew, Hills and Lieb. The Board of Directors has determined that each of Messrs.  Havner, Buckelew and Lieb is an “audit committee financial expert” as defined by the SEC. In the case of Mr. Havner, this determination was based on his past experience as a Certified Public Accountant and Chief Financial Officer and Chief Executive Officer of a public company. In the case of Mr. Buckelew, this determination was based on his experience as Chief Financial Officer at Princess Cruises, and the fact that the Internal Audit Function of Carnival Cruises had reported to him.

For Mr. Lieb, the determination was based on his past experience as Chief Financial Officer of Greenhill & Co. and his experience with Goldman Sachs. The designation of each of Messrs. Havner, Buckelew and Lieb by the Board as an “audit committee financial expert” is not intended to be a representation that they are experts for any purpose as a result of this designation, nor is it intended to impose on them any duties, obligations or liabilities that are greater than the duties, obligations or liabilities imposed on them as members of the Audit Committee and the Board in the absence of this designation. The Board of Directors has determined that the members of the Audit Committee, including the audit committee financial experts, are “independent” under the rules of the NYSE and financially literate. The Audit Committee, among other functions, has the sole authority to appoint and replace the independent auditors, is responsible for the compensation and oversight of the work of the independent auditors, reviews the results of the audit engagement with the independent auditors, and reviews and discusses with management and the independent auditors the Company's quarterly and annual financial statements and major changes in accounting and auditing principles. The Audit Committee met seven times during 2019. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee charter is available on the “Investor Relations” section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents.”

Compensation Committee

The Board of Directors has established a Compensation Committee. The current members of this committee are Messrs. Walter (Current Chair), Buckelew, Lieb and Sarles. Following the Annual Meeting, the Board expects that Mr. Lieb will be appointed as Chair of the Compensation Committee. The Board of Directors has determined that the members of the Compensation Committee are “independent” under the rules of the NYSE. The Compensation Committee, among other functions, reviews, designs and determines management compensation structures, programs and amounts, establishes corporate and management performance goals and objectives, and reviews and makes recommendations to the Board of Directors regarding the Company’s incentive compensation plans, including the Company’s Second Amended and Restated 2009 Equity Incentive Plan, as amended (the “Equity Incentive Plan”). The Compensation Committee also reviews employment agreements and arrangements with senior officers (there are no employment agreements with executives at present). In addition, our Equity

Incentive Plan provides that the Compensation Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority to grant awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subject to limitations and guidelines set by the Committee from time to time. The Compensation Committee has engaged Steven Hall & Partners, an executive compensation consulting firm, to provide it with independent advice and counsel on executive compensation, as well as competitive pay practices. Steven Hall & Partners does not provide any services directly to the Company or its management. The Compensation Committee met four times during 2019. The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee charter is available on the “Investor Relations” section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents.”

Nominating and Corporate Governance Committee

Composition, Independence and Function: The Board of Directors has established a Nominating and Corporate Governance Committee. The current members of this committee are Mr. Sarles (Chair), Ms. Aeppel, Ms. Swanezy, and Messrs. Brown and Walter. The Board of Directors has determined that the members of the Nominating and Corporate Governance Committee are “independent” under the rules of the NYSE. The Nominating and Corporate Governance Committee’s functions include: identifying individuals qualified to become Board members; recommending to the full Board each year a slate for nomination for election to the Board;

considering policies relating to Board and committee meetings; reviewing and recommending changes to director compensation; recommending the establishment or dissolution of Board committees; reviewing and considering succession plans with respect to the positions of Chairman of the Board and Chief Executive Officer (including through periodic evaluation and discussion with the Board of internal candidates for such succession); reviewing policies and activities in the areas of political contributions, charitable giving and corporate responsibility; and addressing other issues regarding corporate governance. The Nominating and

Corporate Governance Committee met four times during 2019. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. A copy of the Nominating and Corporate Governance Committee charter is available on the “Investor Relations” section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents.”
Evaluation and Nomination of Director Candidates: One of the Nominating and Corporate Governance Committee's key functions is identifying and nominating candidates for service on the Board. In this regard, the Nominating and Corporate Governance Committee considers the qualifications set forth in the Company’s corporate governance guidelines, which include the nominee’s business and professional background; history of leadership or contributions to other organizations; functional skill set and expertise; general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly‑traded company in today’s business environment; and service on other boards of directors.
Given the current business, opportunities and challenges of the Company, among the key attributes the Nominating and Corporate Governance Committee looks for in director candidates are the following:

•	Accounting/Financial Literacy

•	Public Company CEO Experience

•	C-Level Management Experience

•	Other Public Board Experience

•	Financial/Capital Markets Experience

•	Marketing/Brand Management/Consumer Focus

•	Real Estate Industry Experience

•	REIT Structure Experience

•	Real Estate Development Experience

•	Technology and Innovation Experience
In addition, the Board may consider diversity of background, experience and thought in evaluating and recommending candidates for election. The Board believes that diversity is important because a variety of points of view can contribute to a more effective decision‑making process.
In recommending a slate of nominees for director and in identifying new candidates for service, the Nominating and Corporate Governance Committee considers whether there is and will be an adequate distribution and representation of relevant skills and experiences across the Board as a whole. The Nominating and Corporate Governance Committee may employ a variety of methods for identifying and evaluating nominees for director.
In considering whether to recommend re-nomination of a current director for another term, the Nominating and Corporate Governance Committee considers whether the skills, commitment and performance as a director of the individual are such that the individual's continued service on the Board is desirable. The Nominating and Corporate Governance Committee may also assess the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies are expected, due to retirement or otherwise.
In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director who may come to the Nominating and Corporate Governance Committee’s attention through current Board members, professional search firms, stockholders or other persons. Where the Board engages a professional search firm to help identify candidates, the search firm is instructed to include demographically diverse candidates in its search. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and they may be considered at any time during the year.
Nominees Recommended by Stockholders: In exercising its function of recommending individuals for nomination by the Board for election as directors, the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The procedure by which stockholders may submit such recommendations is set forth in the Company’s Bylaws. See “Other Matters - Stockholder Nominations for Directors and Proposals for Annual Meetings” for a summary of these requirements. When nominations are properly submitted, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders under the criteria summarized above. Following verification of the stockholder status of persons proposing candidates, the Nominating and Corporate Governance Committee makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board of Directors before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee as part of its review. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders. In the case of stockholder nominations, the Board may also consider the specific information required to be provided by the nominating stockholder pursuant to the requirements of the Company’s Bylaws. Stockholders may also nominate directors in accordance with the proxy access provisions of the Company’s Bylaws, as described in “Other Matters - Stockholder Nominations for Directors and Proposals for the Annual Meeting.”

If you would like the Nominating and Corporate Governance Committee to consider a prospective candidate, please submit the candidate’s name and qualifications and other information in accordance with the requirements for director nominations by stockholders in the Company’s Bylaws to: AvalonBay Communities, Inc., 4040 Wilson Boulevard, Suite 1000, Arlington, VA 22203, Attention: Corporate Secretary. See also the discussion of Stockholder Engagement and Responsiveness included in this proxy statement.

Investment and Finance Committee

The Board of Directors has established an Investment and Finance Committee. The current members of this committee are Mr. Brown (Chair), and Messrs. Havner, Hills, and Naughton, and Ms. Swanezy. The Investment and Finance Committee was formed, among other reasons, to review and monitor the acquisition, disposition, development and redevelopment of the Company’s communities, and to review and monitor the financial structure, capital sourcing strategy and financial plans and projections of the Company. The Investment and Finance Committee has authority, subject to certain limits and guidelines set by the Board of Directors and Maryland law, to approve investment and financing activity. The Investment and Finance Committee met three times during 2019.

Leadership Structure and Lead Independent Director
Timothy J. Naughton, our Chief Executive Officer and President, also serves as the Company’s Chairman of the Board. The Board believes that the Company is best served by having Mr. Naughton serve as Chairman of the Board in addition to Chief Executive Officer and President, as opposed to appointing one of the other current directors or a future director to serve as Chairman of the Board. Among other benefits, Mr. Naughton’s role as Chief Executive Officer and President enables him, working with the Lead Independent Director, to act as a bridge between management and the Board, helping management and the Board to act with a common purpose. Mr. Naughton’s combined roles as Chief Executive Officer, President and Chairman of the Board promote unified leadership and direction for the Company. To help assure sound corporate governance practices, the Board of Directors established the position of Lead Independent Director in 2003. Mr. Walter has served as the Lead Independent Director since May 2019. The role of Lead Independent Director includes presiding at all meetings of the Board of Directors at which the Chairman of the Board is not present, serving as a liaison between the Chairman of the Board and the independent directors, establishing and approving meeting agendas for the Board, having the authority to call meetings of the independent directors, conferring with the Chairman of the Board and the Chief Executive Officer regularly, and acting as a contact person for stockholders and others who wish to communicate with the independent directors.

Board of Directors Risk Oversight

The Company and the Board have a number of practices with regard to Board oversight of risk management matters. The charter of each of the Company’s Board committees provides that each committee shall, from time to time to the extent that committee deems appropriate, review risk and compliance matters relevant to that committee and report the results of such review to the full Board. As required by NYSE rules, the charter of the Audit Committee states that the Audit Committee will assist with Board oversight of risk and compliance matters, and in any event will review the perceived major financial risk exposures of the Company and the steps management has taken to monitor and control such exposures. At most regularly scheduled Board meetings, the Board reviews key matters relating to the Company’s finances, liquidity, operations and investment activity. On an annual basis, the Board and/or the Audit Committee of the Board engages in a broader discussion about company‑wide risk management.
Although it is not the primary reason for the selection of the current leadership structure by the Board, the Company and the Board believe that the current leadership structure of the Board, including both a Chairman of the Board and a separate Lead Independent Director, helps facilitate these risk oversight functions by providing multiple channels for risk-related concerns and comments. The Company’s operations involve various risks that could have adverse consequences, including those described in the Company’s Annual Report on Form 10‑K and other filings with the SEC. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Despite the risk oversight activities described above, there can be no assurance that the Company’s current practices have identified every potential material risk, are sufficient to address these risks, or that any risks will not result in a material adverse effect on the Company’s business or operations.

Independence of the Board

The NYSE has adopted independence standards for companies listed on the NYSE, which apply to the Company. These standards require a majority of the Board of Directors to be independent and every member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to be independent. NYSE standards provide that a director is considered independent only if the Board of Directors “affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).” In addition, NYSE rules and related NYSE commentary generally provide that:
A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship;
A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation; compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test;
A director is not independent if (A) the director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;
A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship; and
A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in a single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.
To determine which of its members is independent, the Board of Directors used the above standards and also considered whether a director had any other past or present relationships with the Company which created conflicts or the appearance of conflicts.
Based on consideration of the foregoing and the absence of any other such transactions, relationships or arrangements found as a result of this review, the Board determined that all nominees for director are independent, except for Mr. Naughton, who currently serves as the Chairman of the Board and the Company's Chief Executive Officer and President.
NYSE rules provide for additional independence standards that apply to members of the Audit Committee and the Compensation Committee. The Board has determined that each current and proposed member of these committees satisfies these additional standards.

Stockholder Engagement and Responsiveness

We consider our relationship with our stockholders to be an important part of the Company’s success and we value the outlook and opinions of our investors. During 2019 and early 2020 our management reached out to stockholders who collectively held a majority of the Company’s outstanding stock to discuss the Company’s practices and policies with respect to environmental, social and governance matters (“ESG”), and other matters. Management spoke with stockholders who responded to that outreach regarding such issues, in addition to speaking with the stockholder advisory firms Institutional Shareholder Services ("ISS") and Glass Lewis. These discussions addressed governance matters including Board composition and refreshment, stockholder rights, executive compensation and sustainability efforts. The feedback from stockholders was conveyed to and discussed with the Nominating and Corporate Governance Committee and the full Board.

The goal of these conversations was to ensure that management and the Board understood and considered the ESG issues that are most important to our stockholders and to enable the Company to address them effectively.
In addition to conversations with our stockholders, the Company from time to time receives correspondence from stockholders and stockholder advocacy groups and responds and/or shares this correspondence with the Nominating and Corporate Governance Committee and the full Board where requested or otherwise appropriate. The Board of Directors also considers the votes of stockholders at the Company's Annual Meeting and discusses potential issues raised through that forum.
Contacting the Board

Any stockholder or other interested party may contact any of our directors, including the Lead Independent Director or our independent directors as a group, by writing to them at the following address. The envelope in which you send your letter should clearly specify the name of the individual director or group of directors to whom your letter is addressed. Any communications received in this manner will be forwarded as addressed.

[Name of Director or Group of Directors]
c/o AvalonBay Communities, Inc. 4040 Wilson Boulevard, Suite 1000 Arlington, VA 22203
Attention: Corporate Secretary

Report of the Audit Committee

The Audit Committee of the Board of Directors of AvalonBay Communities, Inc., a Maryland corporation (the “Company”), reviews the financial reporting process of the Company on behalf of the Board of Directors. Management has primary responsibility for this process, which includes the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and the design, implementation and evaluation of the Company’s internal controls over financial reporting. The Company’s independent auditors, and not the Audit Committee, are responsible for auditing and expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and evaluating the effectiveness of the Company’s internal controls over financial reporting. In this context, during 2019 and 2020, the Audit Committee reviewed and discussed the audited financial statements and Ernst & Young’s evaluation of the Company’s internal control over financial reporting with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee received from the independent auditors the written disclosures required by the PCAOB regarding the independent auditor’s independence, and the Audit Committee discussed with the independent auditors their independence from the Company and its management. Relying on the reviews, disclosures and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual

Report on Form 10‑K for the year ended December 31, 2019, for filing with the SEC, and the Board of Directors has approved this recommendation. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young as the Company's independent registered public accounting firm for the year ending December 31, 2020.

Submitted by the Audit Committee

Ronald L. Havner, Jr. (Chair)
Alan B. Buckelew
Stephen P. Hills
Richard J. Lieb

Fiscal 2018 and 2019 Audit Fee Summary

During fiscal years 2018 and 2019, the Company retained its principal independent auditors, Ernst & Young, to provide services in the categories and for the approximate fee amounts shown below:

	2018	2019
Audit fees	$1,935,660	$2,163,075
Audit related fees(1)	$568,846	$611,628
Tax fees(2)	$782,181	$873,719
All other fees	$0	$0

(1)	Audit related fees include fees for services traditionally performed by the auditor such as subsidiary audits, employee benefit audits, and accounting consultation.

(2)	Tax fees include preparation and review of subsidiary tax returns and taxation advice.

Audit Committee Pre‑Approval of Audit and Permissible Non‑Audit Services of Independent Auditors

The Audit Committee pre‑approves all audit and permissible non‑audit services provided by the independent auditors. These services may include audit services, audit‑related services, tax services and other services. Pre‑approval is provided for up to one year, and any pre‑approval is detailed as to the particular service or category of services and is subject to a specific budget.

The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre‑approval, and the fees for the services performed to date. The Audit Committee may also pre‑approve particular services on a case‑by‑case basis.

Transactions with Related Persons, Promoters and Certain Control Persons

The Company’s Code of Business Conduct and Ethics, adopted by the Company’s Board of Directors and evidenced in writing, provides that no employee of the Company, including an executive officer or director, may engage in activities that create a conflict of interest with the Company unless all relevant details have been disclosed and an appropriate waiver permitting the conduct has been received. An activity constitutes a conflict of interest under the Code if (i) the activity could adversely affect or compete with the Company, (ii) any interest, connection or benefit to the employee or director from the activity could reasonably be expected to cause such employee or director to consider anything other than the best interest of the Company
when deliberating and voting on Company matters

or (iii) any interest, connection or benefit to the
employee or director from the activity could give such employee or director or a member of his or her family an improper benefit that he or she obtains on account of his or her position within the Company. An executive officer or member of the Board of Directors may only receive a waiver from the Board or any designated committee of the Board, and any waiver granted to an executive officer or director will be disclosed to the Company’s stockholders to the extent required by law or NYSE rules. The Nominating and Governance Committee of the Board (or any other committee that is designated) is responsible for administering the Code for executive officers and directors.

IV. Compensation
Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a description of (i) how the Board of Directors and the Company think about compensation for the Company’s executive officers, and (ii) what decisions were made in setting 2019 compensation, including the establishment of goals and aligning of compensation with performance and stockholder interests.

Specifically, the CD&A contains the following sections:

INTRODUCTION AND EXECUTIVE SUMMARY
Summary of 2019 Achievements
Summary of our Executive Compensation Program
Our Executive Compensation Philosophy
Our Named Executive Officers in 2019
Compensation Overview
Chairman and CEO 2019 Compensation At‑a‑Glance
Chairman and CEO 2019 Target Opportunity Mix
Impact of the Company’s Performance on our Named Executive Officer Compensation
Realized Pay for 2019 Performance
Best Practices Incorporated into our Compensation Programs
ADDITIONAL DISCUSSION
Consideration of the Results of the 2019 Stockholder Advisory Vote on Executive Compensation
Our Decision Making Process
Who is Involved in Compensation Decisions
How We Review Market Compensation
How We Select and Use Peer Groups
Who Are our Compensation Consultants
What We Pay and Why: Elements of Compensation
How We Establish Goals and Determine Achievement for Incentive Compensation
Review of 2019 Performance and Pay
Annual Cash and Stock Incentive Program
Long‑Term Incentive Program
2019 Compensation Determinations

INTRODUCTION AND EXECUTIVE SUMMARY:

Summary of 2019 Achievements

Summary:  2019 Core FFO of $9.34 per share was $0.04 per share above the midpoint of our initial outlook provided in January 2019. This outperformance was primarily driven by accretive acquisition activity and favorable capital market conditions.
Over the course of 2019, we (i) started approximately $850 million of new development and completed approximately $665 million of new development, (ii) raised approximately $1.3 billion of new capital, (iii) continued to grow our presence in our expansion markets, (iv) made important strides within the area of corporate responsibility, and (v) advanced various corporate initiatives.
Operating Activity:  Rental revenue for Established Communities increased 2.9% in 2019. Established Communities operating expenses increased 2.8% in 2019, which was 20 basis points below our initial outlook. During 2019 we also incorporated several new technologies and processes into our operating platform that we believe will enable us to better serve our customers’ needs, contain operating expense growth, and improve net operating income margins in the future.

Development Activity:  We completed seven new development communities containing over 2,000 apartment homes for approximately $665 million in total capital cost in 2019. During the year, we also started eight new development communities that are expected to contain nearly 2,400 apartment homes for a total capital cost of approximately $850 million.
Dividend Growth:  In January 2020, we announced a dividend increase of 4.6%, to a quarterly rate of $1.59 per share. Since the first quarter of 2011, we have increased the quarterly dividend 78%.
Portfolio Management:  During 2019, we continued to grow our presence in our expansion markets by acquiring two operating communities and securing a development right in Southeast Florida, and, in the Denver area, acquiring one operating community, commencing construction on one development community, and securing a development right.
Earnings and Core FFO Growth:  2019 earnings per share-diluted was $5.63. Core FFO per share increased by 3.8% over the prior year to $9.34. For the three-year period ended December 31, 2019 (the period measured for this metric in our maturing performance awards), our Core FFO grew at an annualized rate of 4.5%.
Other Achievements:  We continued our ESG (Environmental, Social and Governance) leadership in the multifamily sector in 2019 by establishing approved science-based emissions reduction targets. We ranked #1 in our sector both regionally and globally in the Global Real Estate Sustainability Benchmark (GRESB). In addition, a number of ESG ratings agencies which evaluate our ESG performance for investors continue to rank us as one of the most advanced U.S. companies on a variety of ESG metrics, including the Carbon Disclosure Project, which rated us A-. We were included in Corporate Responsibility Magazine’s 100 Best Corporate Citizens list and we again were included in the FTSE4Good Index Series.
We remain in the 90th percentile in associate engagement, as measured by a third-party service provider which surveys leading companies on workforce engagement. In 2019, we were recognized by Glassdoor employee choice ratings as one of the Top 100 companies to work for in the U.S.  Both Indeed, another online recruiting website, and The Washington Post named the Company as a Top Place to Work in the DC Metro Area.
Definitions and Reconciliations:  For definitions and reconciliations of FFO, Core FFO, Established Communities, and NOI, see pages 31-33, 18, and 37, respectively, of the Company’s Annual Report on Form 10‑K for the year ended December 31, 2019 (the “Form 10-K”), as filed with the SEC.

Summary of our Executive Compensation Program

Our Executive Compensation Philosophy

AvalonBay’s Total Compensation Program is designed to:

•	Attract, retain, and motivate talent within the Company,

•	Align the interests of management with the interests of stockholders,

•	Direct performance with clearly defined goals and measures of achievement, and

•	Assure that compensation is aligned with performance

Our Named Executive Officers in 2019

This CD&A describes the compensation of the following Named Executive Officers:

Name	Title

Timothy Naughton	Chairman, Chief Executive Officer and President
Kevin O’Shea	Chief Financial Officer
Sean Breslin	Chief Operating Officer
Matthew Birenbaum	Chief Investment Officer
Leo Horey*	Former Chief Administrative Officer
* Retired as of January 1, 2020

Compensation Overview

Consistent with our total compensation philosophy, a substantial majority of the target pay of our Named Executive Officers is variable and contingent on performance.

Chairman and Chief Executive Officer 2019 Compensation At‑A‑Glance
Base Salary. Mr. Naughton’s base salary has been maintained at $1,000,000 since 2018.
Cash Bonus. Mr. Naughton’s target cash bonus was 200% of base salary in 2019. Seventy-five percent of the target cash bonus is based on corporate performance factors and 25% is based on individual performance. The achievement levels for the corporate performance and individual factors for 2019 were determined to be 103.0% and 125%, respectively, resulting in a final cash bonus for 2019 of $2,170,000.
Stock Bonus. Mr. Naughton’s target stock bonus for 2019 was $1,800,000. The performance measures used in calculating the stock bonus reflect different elements of the Company’s performance and are not duplicative of the performance measures used to evaluate corporate performance under the annual cash bonus program. The achievement level for these stock bonus performance measures for 2019 was 107.7%, which resulted in a payout of $1,938,600. The payout is delivered in the form of restricted stock that vests ratably over three years from the date of grant. Please note that under applicable SEC rules this award will be disclosed in the 2021 proxy statement Summary Compensation Table as the actual grant of stock based on 2019 achievement occurred in 2020.
Performance Awards. Mr. Naughton’s target performance award for the 2019 - 2021 performance period was $5,600,000. Sixty percent of the target award was tied to three-year total shareholder return (“TSR”) metrics, including absolute and relative comparisons, and 40% of the target award was tied to three-year relative financial operating metrics as described in more detail below.
With respect to the three-year performance cycle concluding in 2019, Mr. Naughton's award was settled in 31,288 shares of restricted stock valued at $7,058,260 based on the closing stock price of the Company’s Common Stock on the NYSE on February 13, 2020 of $225.59. The 2017 - 2019 performance award was awarded in February 2017 and the performance cycle ended in December 2019, with the Board of Directors certifying the actual achievement in February 2020. Consistent with the other performance awards granted by the Company, 60% of the target award was tied to three-year TSR metrics, including absolute and relative comparisons, and 40% of the target award was tied to three-year relative financial operating metrics. The Company achieved 123.2% of target payout for the 2017 - 2019 performance awards.

Chairman and CEO 2019 Target Opportunity Mix

* includes annual restricted stock bonus
Impact of Company’s Performance on Named Executive Officer Compensation
A substantial portion of our Named Executive Officers’ compensation is linked to performance, both short‑term and long‑term.
Annual Cash Bonus:
Core FFO per Share: Core FFO per share is a key measure of the Company’s performance and it (or a similar measure) is commonly used in the REIT industry, and accordingly it was given a 50% weighting in determining achievement of the corporate component of the 2019 annual bonus goals. The following table shows that the Company increased its target goal for Core FFO per share in each of the past four years, from $8.23 per share in 2016 to $9.30 in 2019. The target goal represents a compounded annual growth rate of 4.16% for the past three years. For 2019, actual Core FFO per share was $9.34, which was higher than the target goal of $9.30, resulting in achievement at 111.4% of target performance.

Development and Redevelopment NOI: At the beginning of the year, budgeted NOI is established for each development and redevelopment community based on construction progress and expected deliveries and occupancies. At year end, actual NOI for each community is compared to budgeted NOI. Variances to budgeted NOI may be attributed to schedule accelerations or delays, faster or slower absorption of delivered units, or expense savings or overruns, among other factors. The target goal is to achieve budgeted NOI. Significant variances from budget, both positive and negative, are capped at threshold and maximum levels. For 2019, the actual variance for development NOI fell below threshold level, resulting in achievement at 0% of target. The actual variance for redevelopment NOI was slightly above threshold level, resulting in achievement at 65.5% of target.

Performance Measure	Weight	Threshold	Target	Max	Actual %	% of Target
2019 Development Lease-Up NOI of $24M vs. Budget of $27M	10%	-10.0%	0.0%	10.0%	-10.2%	0.0%
2019 Redevelopment NOI of $83M vs. Budget of $85M	5%	-3.0%	0.0%	3.0%	-2.1%	65.5%

Development Yield: The development yield (i.e., projected NOI divided by total capital cost) performance for communities completed during the year is compared to our original underwritten yield for such developments. The target goal is to meet our pre-established underwritten yield for each development community. Performance is determined based on the weighted average of the stabilized development yields compared to the weighted average of the original underwritten yields for the basket of annual completions. The yields are weighted based on total capital cost of the community. The original underwritten development yield is established at construction start for each property based on the property's projected NOI divided by total capital cost. The actual variance in projected yield for communities completed in 2019 compared to original underwritten yield was approximately 0.02%, resulting in slightly above target performance.

Performance Measure	Weight	Threshold	Target	Max	Actual	% of Target
2019 Development Yields (Yield of 6.51% vs. Projected Yield of 6.49%)	10%	-0.75%	0.0%	0.75%	0.02%	102.5%

Corporate Objectives: Progress on strategic and corporate initiatives is a qualitative judgment of the Company's achievement on multi-year corporate investments and projects.

Performance Measure	Weight	Threshold	Target	Max	% of Target
Progress on Strategic and Corporate Initiatives	10%	50%	100%	200%	135%
Effectiveness of Management	15%	50%	100%	200%	135%

Our 2019 strategic initiatives included continuing our expansion into the Denver and Southeast Florida markets, pursuing mixed use development through partnerships with shopping mall owners and retailers, implementing value added product features and services, such as furnished housing, package lockers, etc., reimagining our operating model through the implementation of artificial intelligence, automation and centralization to improve customer experience and enhance NOI, implementing quality assurance improvements, and developing talent. Our 2019 corporate initiatives focused on technology platforms. The Compensation Committee determined that the achievement on strategic corporate initiatives in 2019 was 135% of target based on significant progress on each of the initiatives.
Effectiveness of management includes capital allocation, portfolio management, management of liquidity through match funding and controlling land inventory, balance sheet management, and associate engagement. For 2019, the Compensation Committee determined that achievement on this category was 135% of target.

Annual Stock Bonus:
Mr. Naughton's 2019 annual stock bonus component consisted of the following performance measures:

Performance Measure	Weight	Threshold	Target	Max	Actual	% of Target
Same Store Controllable NOI vs. Budget	20%	-2%	0%	2%	0.14%	106.8%
Customer Service - Mid-Lease Net Promoter Score ("NPS")	20%	30	33	36	31	66.7%
Construction Performance, Including Budget, Quality, Schedule and Safety	20%	Qualitative Assessment				115.0%
Development Starts and Completions vs. Plan	20%	Qualitative Assessment				100.0%
Talent Development and Succession Planning	20%	Qualitative Assessment				150.0%
Total	100%					107.7%
The above performance measures represent different aspects of the Company’s business and are not duplicative of the measures under the corporate annual cash bonus program. Same Store Controllable NOI measures our stabilized community performance. NPS is a measure of customer loyalty and satisfaction, which allows the Company to assess the value of our services to our customers. Construction and Development metrics reflect key financial business drivers of the Company’s success and the CEO’s commitment to safety. Talent Development and Succession Planning ensures that future leaders of the Company are thoroughly trained and developed.
The annual stock bonus for the Named Executive Officers other than the CEO was based on their respective business unit performance.
Once the final achievement for the annual stock bonus is determined, the number of shares of restricted stock is calculated and awarded to each Named Executive Officer. The restricted stock will vest ratably over three years after the date of grant, subject to the Named Executive Officer's continued employment through each such vesting date, but subject to earlier acceleration of vesting in the event of a termination due to death, disability, retirement, or termination by the Company without cause. The annual stock bonus performance period was calendar year 2019, however the actual issuance of the time-based restricted stock occurred in February 2020.

Performance Awards: Our performance awards with performance periods ending in 2019 consisted of the following measures:

TSR Performance Measures	Weight	Threshold	Target	Max	Actual	% of Target	Achievement
Absolute 3-yr TSR	33.4%	4.0%	8.0%	12.0%	10.5%	163.4%	Above Target
AVB 3-yr TSR vs. NAREIT Equity REIT Index	33.3%	-4.0%	0.0%	4.0%	2.2%	154.0%	Above Target
AVB 3-yr TSR vs. NAREIT Apt Index	33.3%	-3.0%	0.0%	3.0%	-1.6%	72.7%	Above Threshold
TSR Metric %	100.0%					130.0%

Operating Performance Measures	Weight	Threshold	Target	Max	Actual	% of Target	Achievement
3-yr Core FFO per share growth vs. Peers	66.7%	-3.0%	0.0%	3.0%	0.2%	105.7%	Above Target
3-yr Net Debt-to-Core EBITDA vs. Peers	33.3%	1.5x	0.0x	-1.5x	-0.4x	126.6%	Above Target
Operating Metric %	100.0%					112.7%

Final Achievement %	100.0%					123.2%

Sixty percent of each officer's total performance award target value was tied to the TSR metrics identified above and 40% of the total performance award target value was tied to the operating metrics identified above. Because the Monte Carlo value of a unit was used to calculate the number of target performance units tied to TSR metrics and the actual stock price was used to calculate the number of target performance units tied to operating metrics, the actual total number of units awarded reflected 60.5% based on the TSR metrics and 39.5% based on the operating metrics.

Realized Pay for 2019 Performance

The following table shows one way in which our Compensation Committee looked at the compensation paid and awarded to each of the Named Executive Officers for service and performance with respect to 2019. This table differs from the Summary Compensation Table provided on page 46, which includes several items that are driven by accounting and reporting requirements that are not necessarily reflective of the compensation actually realized by the executive with respect to a particular year. The primary difference between this supplemental table and the Summary Compensation Table is the timing and method used to value multi‑year performance award units and stock awards.
SEC rules require that the grant date fair value of all performance award units and stock awards be reported in the Summary Compensation Table in the row for the year in which they were granted, regardless of which year the awards were made with respect to or (in the case of performance awards) which year the awards pay out in the form of restricted shares. As a result, a significant portion of the total compensation for 2019 reported in the Summary Compensation Table relates to restricted stock awards granted in early 2019 for performance in 2018 or, in the case of performance awards, awards for the 2019 - 2021 performance cycle for which performance has not yet been determined and for which the value is uncertain (and which may end up having no realized value at all).
In contrast, the table immediately below is provided to illustrate the actual cash and value of restricted shares received by each Named Executive Officer for service and performance in 2019 and the value of restricted shares realized for performance awards maturing on December 31, 2019. Note that the amounts reported below differ substantially from the amounts determined under SEC rules and reported in the Summary Compensation Table. This table is not a substitute for the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Annual Bonus and Earned Performance Awards		All Other Compensation ($)(3)	Total ($)
			Cash (1)	Restricted Stock (2)
Timothy Naughton Chief Executive Officer	2019	1,000,000	2,170,000	8,996,755	23,382	12,190,137
Kevin O’Shea Chief Financial Officer	2019	600,000	798,000	2,467,503	25,237	3,890,740
Sean Breslin Chief Operating Officer	2019	600,000	823,500	2,627,221	24,456	4,075,177
Matthew Birenbaum Chief Investment Officer	2019	600,000	844,800	2,666,699	24,711	4,136,210
Leo Horey (4) Former Chief Administrative Officer	2019	525,000	1,003,410	940,936	18,208	2,487,554

(1)
Amounts in this column reflect the cash awards made in February 2020 with respect to performance under the annual bonus program in 2019. For Mr. Horey, the amount includes the achieved stock bonus paid in cash, consistent with his retirement.

(2)
Amounts in this column reflect the value of shares of restricted stock awarded in February 2020 (i) with respect to performance under the Annual Bonus program in 2019, and (ii) for achievement under the long‑term incentive performance awards maturing on December 31, 2019, all with a value per share of $225.59, the closing price of the Company’s Common Stock on the NYSE on February 13, 2020.

(3)	Amounts in this column include the same components described in the “All Other Compensation” column of the Summary Compensation Table.

(4)	Mr. Horey retired effective January 1, 2020.

Best Practices Incorporated into our Compensation Programs
The Company implements and maintains leading practices in its executive compensation programs. These practices include the following:

•	Pay for performance

•	Review of competitive market information when considering executive pay

•	Caps on annual and long‑term incentives

•	Limited perquisites

•	No employment agreements with officers

•	Policy on recoupment of incentive compensation (clawback policy)

•	Double-trigger equity compensation vesting in the event of a change in control

•	Director and executive officer stock ownership guidelines

•	Separate board and management compensation consultants

•	Prohibition against hedging, pledging or borrowing against Company stock by directors and officers

ADDITIONAL DISCUSSION

Consideration of the Results of the 2019 Stockholder Advisory Vote on Executive Compensation
As previously announced at the 2019 Annual Meeting of Stockholders, the Company’s executive officer compensation for 2019 was approved by over 94% of the votes cast on the matter. The Compensation Committee and the Company considered these results to be an endorsement by stockholders of the Company’s compensation structure, target level and actual executive compensation.

Our Decision Making Process

Who is Involved in Compensation Decisions

Independent Board Members	Independent Compensation Committee
Review and approve the Company’s business plan
Review and ratify the compensation of the Chief Executive Officer and the other executive officers as approved and recommended by the Compensation Committee

Reviews and recommends to the independent members of the Board the setting of performance goals for corporate bonus programs after the full Board reviews and approves the business plan
Approves and recommends to the independent members of the Board for ratification the target and actual total compensation of the CEO and executive officers

Independent Compensation Consultant	Shareholders and Other Key Stakeholders
Provides guidance on executive compensation programs in terms of prevailing market practice Steven Hall & Partners is the Compensation Committee's independent compensation consultant	Provide feedback on various executive pay practices and governance during periodic meetings with management
Chief Executive Officer
Makes recommendations and provides input with respect to compensation for NEOs, other than himself.

How We Review Market Compensation

In determining the total compensation for each Named Executive Officer, which is the sum of base salary, bonus and long‑term incentives, the Compensation Committee generally considers a number of factors on a subjective basis, including:

(i)	the scope of the officer’s responsibilities within the Company and in relation to comparable officers at various companies within the peer group described below;

(ii)	the experience of the officer within our industry and at the Company;

(iii)	performance of the officer and his or her contribution to the Company;

(iv)	the Company’s financial budget and general level of wage increases throughout the Company for the coming year;

(v)	a review of historical compensation information for the individual officer;

(vi)	the recommendations of the Chief Executive Officer (other than with regard to his own compensation); and

(vii)	data regarding compensation paid to officers with comparable titles, positions or responsibilities at REITs that are considered by the Compensation Committee to be comparable for these purposes.
An officer’s target compensation is not mechanically set to be a particular percentage of the peer group average, although, as noted, the Compensation Committee does review the officer’s compensation relative to the peer group to help the Compensation Committee perform the subjective analysis described above.
An officer’s target compensation may vary from the peer group data for the following reasons:

(a)	the officer’s role and experience within the Company may be different from the role and experience of comparable officers at the peer companies;

(b)	the actual compensation for comparable officers at the peer companies may be the result of a year of over-performance or under-performance by the peer group;

(c)	the target compensation and performance goals for comparable officers at peer companies may not have the same rigor as at the Company; and

(d)	the Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular officer should be made based on the full review described above.
Our incentive programs are designed so that actual performance in excess of the performance targets results in payouts above target (with caps on above target payouts) and actual performance below the performance targets results in payouts below target or no payout.

How We Select and Use Peer Groups

Companies for Market Compensation Purposes:
The Company regularly reviews the reference peer group described below, which it uses when evaluating the appropriate levels of executive compensation, in order to maintain consistency and relevancy. In determining the peer group composition, the following elements are considered.
The final peers selected have one or more of the following characteristics:

•	Asset Focus (multi‑family/complexity of operations): a meaningful portfolio of multi-family properties and/or intense property management operations

•	Size: defined as total capitalization (equity plus debt) within 0.5x to 2.0x of AvalonBay

•	Talent: companies with whom we could compete for talent
The Company uses the following 14 companies in its peer group for comparison of total compensation.

Total Capitalization (Equity + Debt)
($ in Millions as of Dec. 31, 2019)
Prologis, Inc.
Equinix, Inc.
Welltower Inc.
Public Storage
Equity Residential
Digital Realty Trust, Inc.
Boston Properties, Inc.
AvalonBay Communities, Inc.
Ventas, Inc.
Essex Property Trust, Inc.
Vornado Realty Trust
Mid-America Apt Comm Inc.
UDR, Inc.
Host Hotels & Resorts, Inc.
Macerich Company
0
10,000
20,000
30,000
40,000
50,000
60,000
70,000
80,000

Source: S&P Global

Companies for Performance Award Measurement Purposes
The Company uses a different peer group for determining performance under its performance awards. The peer group for determining the level of total target compensation is based in part on size parameters since the Company is competing with similar sized companies for executive talent. For the performance awards, size is less of a consideration and more emphasis is placed on multi‑family peers since operating performance and shareholder return are more appropriately compared with direct competitors in our specific industry.
For the 2017 - 2019 performance awards relating to three‑year relative TSR, the following indices were used:

•	FTSE NAREIT Apartment Total Return Index represents REITs in the multi-family housing industry across the U.S.

•	FTSE NAREIT Equity REITS Index represents a comprehensive group of REITs that spans a variety of commercial real estate space (such as retail, office, storage and multi-family) across the U.S.

For the 2017 - 2019 performance awards relating to operating metrics, the following multi-family REITs were used as peer companies:

–	Apartment Investment and Management Company

–	Camden Property Trust

–	Equity Residential

–	Essex Property Trust, Inc.

–	Mid‑America Apartment Communities, Inc.

–	Post Properties, Inc.

–	UDR, Inc.
These companies were chosen primarily because they are publicly-traded companies in the multi-family industry.

Who Are our Compensation Consultants
The Compensation Committee has engaged Steven Hall & Partners, an executive compensation consulting firm, to provide it with advice and counsel on executive compensation as well as competitive pay practices. Steven Hall & Partners did not provide any services directly to the Company or its management. Management uses the services of FPL Associates, another compensation consulting firm, to provide it with information about competitive pay practices and data. The Compensation Committee undertook an assessment of whether any material conflict of interest exists in connection with the services of Steven Hall & Partners to the Compensation Committee or the services of FPL Associates to management and concluded that there was no such material conflict of interest.

With respect to the three-year performance awards relating to TSR, the Company utilizes FAS Solutions Inc. to provide the Monte Carlo valuation.

What We Pay and Why: Elements of Compensation
Our executive compensation program contains the following pay components:

•	Base Salary – Fixed cash compensation

•	Annual Incentive Award – Payable in cash and stock contingent upon achievement of performance measures and goals

•	Long‑Term Incentive Awards – Payable in the form of performance-based awards with pre‑established measures and goals

Type	Component	Description	Connection to the Company’s business strategy/philosophy
Fixed Compensation	Base Salary	This amount, payable in cash, is generally established each year in February and effective in March.	Attract and retain key talent

Performance‑Based Compensation	Annual Incentive Award
Threshold, target and maximum targets and goals are established in February of each year and payouts are made the following year.

Two forms of payments - cash and restricted stock that vests ratably over three years.

Drive Company and business unit performance Motivate individual performance Retain the services of the executive
Long‑Term Incentive Awards
A target number of performance units is granted and the number of units earned may increase or decrease contingent upon absolute and relative TSR and operating performance against peer groups.
Multi-year performance awards granted prior to 2018 are settled upon maturity in restricted shares that are subject to additional three-year time-vesting requirements.
Align executive officers’ compensation with the interests of stockholders Maximize the Company’s performance and reward management’s long‑term perspective

How We Establish Goals and Determine Achievement for Incentive Compensation

Setting Goals: At the beginning of the year, the Board of Directors reviews and approves the Company’s business plan and budget. Subsequently, the Company’s management proposes corporate goals for that year for the annual bonus program and long‑term incentive program. The Compensation Committee reviews these proposed goals, adopts any revisions it may deem appropriate, and recommends the final corporate goals to the full Board of Directors for ratification and approval by a vote of the independent directors who would qualify for membership on the Compensation Committee.
Annual business unit goals are drafted by the head of each business unit and reviewed, modified, and approved by the Chief Executive Officer.
The individual goals for the annual bonus program are determined in a similar manner, with the exception that the goals for the Chief Executive Officer are determined by the Compensation Committee and ratified by the independent directors of the Board who would qualify for membership on the Compensation Committee.
Determining Achievement: At the end of each year, the Chief Executive Officer reviews and recommends to the Compensation Committee his assessment of the achievement of corporate goals for both the annual bonus program and the long‑term incentive program, and the business unit and individual goals for the annual bonus program for the other Named Executive Officers. Recommendations for bonus awards and compensation changes for the Chief Executive Officer and all executive officers are approved by the Compensation Committee and are then ratified by the independent directors who qualify for membership on the Compensation Committee.
Design of the Annual Cash Incentive Program: Our annual bonus program emphasizes short term goals and is paid in cash.

Three components are measured to determine performance under the 2019 Annual Cash Incentive Program:

•	Corporate performance, consisting of Core FFO per share, development and redevelopment NOI, development yield and management performance

•	Business unit performance (applies to all Named Executive Officers except the Chief Executive Officer)

•	Individual performance
Why These Performance Measures are Selected:

Corporate Performance	Rationale
Core FFO per Share
Core FFO per share (or similar measures such as Operating FFO) is a key metric used by many REITS and tracked by equity research analysts.

Core FFO per share is reported in our quarterly results and periodic guidance to the market.

Development Lease-Up NOI and Redevelopment NOI vs. Budget
Development and redevelopment are core competencies of the Company that contribute to value creation.
Development and redevelopment NOI are profit related measures that are important to fulfillment of the annual business plan.

NOI helps investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level or financing-related costs. NOI reflects the operating performance of a community and allows for an easy comparison of the operating performance of individual assets or groups of assets.

Development Completions (Yield vs. Underwritten Yield)
Development yield (i.e., projected NOI/total capital cost) is a return measure that reflects the economic returns from a development community as a percentage of the capital we invested in it.

As a performance measure, we measure development yield on completed developments against the original underwritten yield for that asset, which is established at the start of construction.

Management’s Performance vs. Goals
There are two components to the qualitative assessment of management’s performance for which we gauge ourselves against pre-established annual and multi-year goals and objectives: (i) strategic and corporate initiatives, and (ii) management effectiveness.

Review of 2019 Performance and Pay

Annual Cash and Stock Incentive Program:

The goals, metrics and achievement for the corporate component of the 2019 Annual Cash Incentive Program are graphically illustrated in the following charts. Total performance under all corporate goals was determined to be 103.0% of target.

Corporate Goals and Achievement for Annual Cash Incentive

Please note that the achievement placement line marker is approximate and is for illustration purpose only

Core FFO per Share (50%)

Threshold: $8.95 Target: $9.30

Maximum: $9.65

Performance: Actual 2019 Core FFO per share was $9.34 per share, above Target of $9.30 per share (111.4% of Target)

Development Lease-Up NOI (10%)

Threshold: 10% Below Budgeted NOI Target: Meeting Budgeted NOI

Maximum: 10% Above Budgeted NOI

Performance: Actual 2019 Development Lease-Up NOI was 10.2% below Budget (Below Threshold)

Redevelopment NOI (5%)

Threshold: 3% Below Budgeted NOI Target: Meeting Budgeted NOI

Maximum: 3% Above Budgeted NOI

Performance: Actual 2019 Redevelopment NOI was 2.1% Below Budget (65.5% of Target)

Development Yield Metric (10%)

Threshold: 0.75% Below Original Budgeted Yield Target: Original Budgeted Yield

Maximum: 0.75% Above Target Yield

Performance: Actual Yield was 0.02% above the Original Budgeted Yield (102.5% of Target)

Effectiveness of Management and Progress on Corporate Initiatives (25%)

Threshold: 50% of Target Target: 100% of Target

Maximum: 200% of Target

Performance: Effectiveness of Management and Progress on Corporate Initiatives was 135.0% of Target

Individual Goals and Achievement for Annual Cash Component
Individual goals for the officers include the executive’s leadership and managerial performance as well as specific objectives, and are evaluated on a subjective basis annually. Individual performance for Mr. Naughton was determined by the Compensation Committee. The Compensation Committee also determined individual performance for the other Named Executive Officers after receiving recommendations from Mr. Naughton. The Compensation Committee determinations were ratified and approved by the independent members of the Board who would qualify to serve on the Compensation Committee.
Mr. Naughton’s individual goals for 2019 related to (i) various strategic objectives, including expansion into Denver and Southeast Florida, and growing a pipeline of mixed use development opportunities; (ii) capital allocation and financial management objectives, including goals related to portfolio management, the development rights pipeline, balance sheet and liquidity management and overhead costs; (iii) operations and asset management, including goals relating to the customer experience, community performance, and expanding the scope of our asset management platform; (iv) talent management with respect to associate engagement, diversity, and leadership development; and (v) communication and culture, including goals related to stockholder engagement, corporate social responsibility, safety, and cyber security culture.

Mr. O’Shea’s individual goals for 2019 included (i) effective management of the Company’s capital plan, including the issuance of debt and equity, as well as joint venture activity; (ii) providing effective oversight of the accounting, financial reporting, financial planning and analysis, risk management, tax, treasury, and investment management functions; (iii) providing oversight of the Company’s shared service center; (iv) providing administrative oversight of the Company’s internal audit group; (v) directing the Company’s investor relations efforts; and (vi) strengthening talent management and leadership development in the Financial Services Department.

Mr. Breslin’s individual goals for 2019 included (i) achieving budgeted performance for the Company’s portfolio of communities; (ii) maintaining an engaged workforce that represents approximately two-thirds of the Company; (iii) achieving certain customer related metrics; (iii) continuing to execute the innovation strategy for the Company’s operating model; (iv) assessing the efficiency and effectiveness of the maintenance organization; and (v) developing core talent.
Mr. Birenbaum's individual goals for 2019 related to: (i) making progress in market expansion and mixed use expansion; (ii) progress on portfolio management objectives; (iii) working with the development group to prioritize and optimize holdings of development rights, including land; (iv) continued progress on the corporate social responsibility function, including progress on ESG goals; and (v) assisting with executive leadership on organizational planning.
Mr. Horey’s individual goals for 2019 included: (i) management embedding the application of data analytics across various departments; (ii) integrating Retail and Revenue departments into the organization and ensuring their resources are leveraged to optimize performance; (iii) evolving Information Technology initiatives to be more strategic with the Company’s business; (iv) being the thought leader on key corporate initiatives; and (v) driving the talent and succession planning initiative.
The achievement of Mr. Naughton against his individual goals for 2019 was determined to be 125% of target. Achievement against individual goals by all other Named Executive Officers was determined to be within 20% of individual target performance.
Annual Stock Bonus Component
Each of the Named Executive Officers had an annual stock bonus component in their total pay package in 2019. Mr. Naughton’s annual stock bonus is based on a mix of quantitative and qualitative factors, as described below. Messrs. O’Shea, Breslin, Birenbaum and Horey each received an annual stock bonus based upon the achievement of their business unit goals. When the annual stock bonus award is earned, it is awarded in the form of restricted stock that vests ratably over three years, based on continued employment but subject to earlier acceleration of vesting in the event of a termination due to death or disability, a termination without cause, or retirement. The value of Mr. Horey's annual stock bonus was paid to him in cash due to his retirement following year end because he retired on January 1, 2020.
Mr. Naughton: Mr. Naughton’s performance measures for his annual stock bonus consisted of the following: (i) same store controllable NOI vs budget; (ii) customer service - NPS; (iii) review and assessment of overall construction performance, including budget, quality, schedule and safety; (iv) review and assessment of development starts and completions against plan; and (v) talent development and succession planning. Mr. Naughton’s achievement for 2019 was determined to be 107.7% of target.
Mr. O’Shea: Mr. O’Shea’s business unit component was based on the achievements of the Financial Services Group, for which Mr. O’Shea has direct supervisory responsibility. The Financial Services Group includes the areas of capital markets, accounting, financial reporting, financial planning and analysis, risk management, tax, internal audit (for which he has administrative oversight), investor relations, and investment fund management, as well as our call center operations, which support our apartment communities. The major goals of the Financial Services Group in 2019 included: (i) sourcing an attractive mix of debt, equity and joint venture capital from the capital and transaction markets to fund our capital uses, primarily related to our investment and financing activity; (ii) executing the Company’s accounting, financial reporting, tax and risk management activities; (iii) executing and enhancing the Company’s budgeting and forecasting process; (iv) executing our internal audit program; (v) ongoing management of the Company’s investment management funds; (vi) executing the Company’s investor relations activities; (vii) making improvements on the process and productivity for the Company’s shared service center; and (viii) strengthening talent management and leadership development. For 2019, the overall achievement for Mr. O’Shea’s business unit was determined to be 108.0% of target.
Mr. Breslin: Mr. Breslin’s business unit component was based on the achievements of the Residential Services, Redevelopment and Asset Management, Marketing, Consumer Insight and Brand Strategy and Engineering functions, for which Mr. Breslin has direct oversight responsibility. The major goals of these groups in 2019 included: (i) attaining certain portfolio performance targets, including absolute and relative rental revenue growth, and controllable NOI and operating expense performance vs. budget; (ii) achievement of NPS (the Company’s primary customer metric) targets; (iii) execution of changes to the Company’s operating model to increase the efficiency of the operating platform; and (iv) certain production and performance metrics for the Company’s portfolio of redevelopment communities. For 2019, the overall achievement for Mr. Breslin’s business units was determined to be 114.0% of target.
Mr. Birenbaum:  Mr. Birenbaum’s business unit component was based on the achievements of the Investments, Market Research, Sustainability/Corporate Responsibility, West Coast Development and Asset Management groups, for which Mr. Birenbaum has direct oversight responsibility. The major goals of these groups in 2019 included: (i) effective portfolio management through investments, acquisitions and dispositions; (ii) progress in expansion markets; (iii) working with senior leaders to prioritize and right-size the development pipeline; (iv) supporting the Company’s ESG efforts; and (v) introducing a broader-based portfolio management function within the asset management group. For 2019, the overall achievement for Mr. Birenbaum’s business unit was determined to be 118.6% of target.
Mr. Horey: Mr. Horey’s business unit component was based on the achievements of Human Resources, Information Technology, Data Analytics, Retail Management, Revenue Management, Property Tax and Operations & Investment Services groups. The major goals of these groups in 2019 included: (i) creation of the human resources business partner model and integrating it with the various businesses; (ii) sunsetting legacy IT systems and integrating new business solutions for the Company; (iii) integration of data analytics into decision making; (iv) collaboration of retail work on all development deals; and (v) expansion of revenue management platform to non-traditional revenue avenues. For 2019, the overall achievement for Mr. Horey’s business unit was determined to be 110.1% of target.
Long‑Term Incentive Program:
Design of the Long‑Term Incentive Program: Under our multi‑year, long‑term incentive award program, performance awards are granted each year with a target number of performance units that may be reduced or increased at the end of the three year performance period depending on achievement against established metrics. For the 2019-2021 performance period, the performance units that are earned at the end of the performance period are settled in unrestricted shares of Common Stock. In addition to receiving one share of fully vested stock for each unit earned as determined at the end of the performance period, a cash payment will be made equal to the dividends that accrued on such number of earned shares during the performance period.

The metrics under the performance awards made in 2019 with a three‑year performance period ending on December 31, 2021 are as follows:

TSR Metrics (Weighted 60%)	Performance Level and Metric(1)(2) (relative performance stated as percentage above or below index performance)
	Threshold	Target	Maximum	Percent of TSR Metrics
Absolute metric	3.0%	8.0%	13.0%	25.0%
Relative to FTSE NAREIT Equity REITs Index	-5.0%	0.0%	5.0%	25.0%
Relative to FTSE NAREIT Apartments Index	-3.0%	0.0%	3.0%	50.0%

Operating Metrics (Weighted 40%)	Performance Level and Metric(1) (relative performance stated as (i) percentage above or below average peer performance(3) or (ii) difference between AVB performance and average peer performance)
	Threshold	Target	Maximum	Percent of Operating Metrics
Core FFO per share growth vs. peers	-3.0%	Equal to Peer Avg.	+3.0%	66.7%
Net Debt-to-Core EBITDA ratio vs. peers	1.5x	Equal to Peer Avg.	-1.5x	33.3%

(1)
For target performance, 100% achievement is earned, for performance at maximum or above, 200% achievement is earned, and for threshold performance, 50% achievement is earned. For results between threshold and target, or between target and maximum, payouts shall be based on interpolation. For performance below threshold, no achievement is earned.

(2)	The absolute and relative metrics above reflect the metrics used for the awards made in 2019 for the performance period maturing on December 31, 2021.

(3)
The peers used in calculating each of the Operating Performance Metrics include: Apartment Investment and Management Company, Mid‑America Apartment Communities, Inc., Camden Property Trust, Equity Residential, Essex Property Trust, Inc., and UDR, Inc. Operating metrics for companies that are acquired during the performance period will be factored in for the portion of the performance period for which they were publicly traded companies that published operating results.

Why These Performance Measures are Selected
The performance awards strengthen the alignment of executive compensation with long‑term stockholder value creation. TSR metrics provide our Named Executive Officers with the opportunity to earn a number of shares of AvalonBay Common Stock, which number adjusts based on absolute increases in our stock price as well as AvalonBay’s TSR relative to the FTSE NAREIT Equity REITs Index and FTSE NAREIT Apartments Index. These two indices are selected because they represent the broader REIT industry and the REIT apartment industry, respectively.
Operating metrics in the form of Core FFO per share growth and Net Debt‑to‑Core EBITDA ratio against peers are chosen to motivate our officers to focus on critical operating performance objectives that we believe will contribute to sustainable stockholder returns over the long term.

How the Company Performed for Performance Awards Ending December 2019
The goals, metrics and achievement for the performance awards maturing on December 31, 2019 are graphically illustrated in the following charts:

Achievement of Long-Term Incentive Goals

Please note that the achievement placement line marker is approximate and is for illustration purpose only

Absolute Total Shareholder Return (measured over 3 years)

Threshold: 4.0%
Target: 8.0%
Maximum: 12.0%

Performance: 10.5% (163.4% of Target)

Total Shareholder Return Relative to FTSE NAREIT Equity REITs Index (measured over 3 years)

Threshold: -4.0%
Target: 0.0%
Maximum: +4.0%

Performance: 2.2% (154.0% of Target)

Total Shareholder Return Relative to FTSE NAREIT Apartment Index (measured over 3 years)

Threshold: -3.0%
Target: 0.0%
Maximum: +3.0%

Performance: -1.6% (72.7% of Target)

Core FFO/Share Growth vs. Peers (in percentage difference from peer average) (measured over 3 years)

Threshold: -3.0%
Target: 0.0%
Maximum: +3.0%

Performance: 0.2% (105.7% of Target)

Net Debt-to-Core EBITDA vs. Peers (measured over 3 years)

Threshold: 1.5x
Target: 0.0x
Maximum: -1.5x

Performance: -0.4x (126.6% of Target)

2019 Compensation Determinations

The following tables provide information on the Named Executive Officers’ 2019 Compensation:

Review of 2019 Base Salary:

Name	Base Salary ($)
Mr. Naughton	1,000,000
Mr. O’Shea	600,000
Mr. Breslin	600,000
Mr. Birenbaum	600,000
Mr. Horey*	525,000
* Retired as of January 1, 2020

Review of 2019 Annual Cash Bonus:

	Annual Weight of Each Component
Name	Corporate	Business Unit	Individual
Mr. Naughton	75%	—	25%
Mr. O’Shea	40%	40%	20%
Mr. Breslin	40%	40%	20%
Mr. Birenbaum	40%	40%	20%
Mr. Horey	40%	40%	20%

Name	Threshold ($)	Target ($)	Maximum ($)	Actual Cash Bonus ($)
Mr. Naughton	1,000,000	2,000,000	4,000,000	2,170,000
Mr. O’Shea	375,000	750,000	1,500,000	798,000
Mr. Breslin	375,000	750,000	1,500,000	823,500
Mr. Birenbaum	375,000	750,000	1,500,000	844,800
Mr. Horey	262,500	525,000	1,050,000	563,010

Review of 2019 Annual Stock Bonus (based on business unit performance for Named Executive Officers other than Mr. Naughton):

Name	Threshold ($)	Target ($)	Maximum ($)	Actual Stock Bonus ($)
Mr. Naughton	900,000	1,800,000	3,600,000	1,938,600
Mr. O’Shea	380,000	760,000	1,520,000	820,800
Mr. Breslin	430,000	860,000	1,720,000	980,400
Mr. Birenbaum	430,000	860,000	1,720,000	1,019,960
Mr. Horey	200,000	400,000	800,000	440,400
With the exception of Mr. Horey, the actual stock bonus payout is delivered in the form of restricted stock that vests ratably over three years from the date of grant. Mr. Horey retired on January 1, 2020 and received his stock bonus in the form of cash compensation. This stock bonus will be disclosed in the 2021 proxy statement Summary Compensation Table as it was awarded in February 2020 following review of 2019 results.

2017 – 2019 Performance Awards Update

The following table shows the actual performance units earned at the completion of the three‑year performance period ended December 31, 2019, that were settled in restricted shares of stock subject to an additional three year service-based vesting requirement.

Name	Target Number of Performance Units	Actual Performance Achievement %	Actual Number of Performance Units Earned (restricted shares subject to additional time vesting)
Mr. Naughton	25,405	123.2%	31,288
Mr. O’Shea	5,927	123.2%	7,300
Mr. Breslin	5,927	123.2%	7,300
Mr. Birenbaum	5,927	123.2%	7,300
Mr. Horey	3,387	123.2%	4,171

2019 – 2021 Performance Awards Update

The target, threshold and maximum number of performance units granted in 2019 that may be earned for the performance period 2019 - 2021:

		2019 – 2021 TSR Metric			2019 – 2021 Operating Metric
Name	Target Dollar Value ($)	Threshold (#)	Target(1) (#)	Maximum (#)	Threshold (#)	Target(1) (#)	Maximum (#)
Mr. Naughton	$5,600,000	8,229	16,458	32,916	5,723	11,445	22,890
Mr. O’Shea	$1,140,000	1,675	3,350	6,700	1,165	2,330	4,660
Mr. Breslin	$1,290,000	1,896	3,791	7,582	1,318	2,636	5,272
Mr. Birenbaum	$1,290,000	1,896	3,791	7,582	1,318	2,636	5,272
Mr. Horey	$600,000	882	1,763	3,526	613	1,226	2,452

(1)
To derive the target number of units, 60% of the target dollar value (representing the portion of the award tied to TSR Metrics) was divided by the Monte Carlo value as of February 14, 2019 (the approval date) to determine the number of units based solely on the TSR metrics ($204.15 per unit), and 40% of the target dollar value (representing the portion of the award tied to Operating Metrics) was divided by the closing price of the Common Stock on February 14, 2019 ($195.72 per share) to determine the number of units based solely on operating metrics. The shares of stock that may be issued upon settlement of awards are not subject to further additional time vesting requirements.

Other Benefits

Pursuant to our Deferred Compensation Plan, certain employees, including the Named Executive Officers, may defer up to 25% of base annual salary and up to 50% of annual cash bonus on a pre‑tax basis and receive a tax‑deferred return on those deferrals. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned in the following year. Participating employees direct the deemed investment of their deferral accounts by selecting among certain available investments in mutual funds.
We have an employee stock purchase plan that allows our employees the opportunity to purchase our Common Stock at a 15% discount to the lower of the closing price of the Common Stock, as reported on the NYSE, on the first business day of a purchase period or the closing price of the Common Stock on the last day of a purchase period. For 2019 there were two purchase periods, January 1 - June 10 and July 1 - December 10, with the opportunity to purchase up to $12,500 of our Common Stock at the discounted rate previously mentioned during each of the two purchase periods (up to $25,000 annually). In addition, we maintain a 401(k) retirement savings plan and match 50% of the contributions up to the first six percent of a participant's eligible compensation (subject to certain tax limitations). We offer medical, dental and vision plans, a portion of the cost of which is paid by the employee. We also provide life insurance, accidental dismemberment insurance, and short‑term and long‑term disability insurance for each employee.

Compensation Policies
Stock Ownership Guidelines. The Company believes that stock ownership by its senior officers is important and has established the Senior Officer Stock Ownership Guidelines for officers who are at the Senior Vice President level or above. These guidelines provide that the following classes of senior officers are expected to maintain ownership of Common Stock (including unvested restricted shares) equal to the indicated multiple of base salary:
Chairman of the Board, CEO and President         6 times
Chief Financial Officer and Executive Vice Presidents    3 times
Senior Vice Presidents                    1.5 times
The full text of the Senior Officer Stock Ownership Guidelines, which includes the time periods by which such ownership must be achieved and a retention policy during periods of non‑achievement, is posted on the Investor Relations section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents.” The Company also has Director Stock Ownership Guidelines as discussed in the “Director Compensation and Director Stock Ownership Guidelines” section of the proxy statement.
Anti-Hedging and Anti-Speculation Policy. AvalonBay’s Board of Directors has adopted the following Anti-Hedging and Anti-Speculation Policy which applies to all employees and the Board of Directors:
"Associates (including officers) and members of the Board of Directors of AvalonBay Communities, Inc. (the 'Company') may not, directly or indirectly (including, without limitation, through trading done by immediate family members sharing the person’s household and/or not financially independent of such person or through trading done through an account over which the person has investment power or authority):

1.	Sell Company equity securities short (i.e., sell Company equity securities that are not owned by the seller at the time of sale).

2.
Buy or sell securities or financial instruments that are derivatives of Company equity securities, including, without limitation, puts, calls, futures contracts and options (other than receiving employee stock options under the Company’s Stock Incentive Plan).

3.
Purchase financial instruments or engage in other transactions for the purpose of speculating in Company equity securities, including, without limitation, financial instruments and transactions designed for the purpose of providing the economic equivalent of profiting from a change in the value of Company equity securities.

4.
Purchase financial instruments or engage in other transactions for the purpose of hedging or offsetting a decrease in the price of Company equity securities, including, without limitation, prepaid variable forward contracts, equity swaps and collars."

No Pledging Policy. The Board has also adopted the following No Pledging Policy:
"No officer and no member of the Board of Directors of AvalonBay Communities, Inc. (the “Company”) may, directly or indirectly (including, without limitation, through accounts owned by immediate family members sharing the person’s household and/or not financially independent of such person or through trading done through an account over which the person has investment power or authority), purchase Company equity securities on margin, hold Company equity securities in a margin account, or borrow money from a broker or other lender that is secured by Company Securities."

Severance Policy. The Board has adopted a Policy Regarding Shareholder Approval of Future Severance Agreements (the “Severance Policy”). The Severance Policy generally provides that the Company will not, without stockholder approval or ratification, enter into or bind the Company to the terms of any severance agreement entered into after adoption of the policy with a senior executive officer that provides for severance benefits (as defined) in excess of 3.0 times the sum of the officer’s base salary plus annual bonus. The Severance Policy, which is posted on the Investor Relations section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents,” provides additional detail regarding the application of this policy.
Policy on Recoupment of Incentive Compensation (Clawback Policy). The Board has adopted a Policy for Recoupment of Incentive Compensation (i.e., a compensation clawback policy), which applies to senior officers (generally senior vice presidents and above). Pursuant to this policy, in the event the Company is required to prepare an accounting restatement due to the material non‑compliance of the Company with any financial reporting requirement, then an independent committee of the Board of Directors may require any covered officer to repay to the Company all or part of any “Excess Compensation” that such officer had previously received. Excess Compensation is defined as that part of the cash or equity incentive compensation received by a covered officer during the three‑year period preceding the publication of the restated financial statement that was in excess of the amount that such officer would have received had such incentive compensation been calculated based on the financial results reported in the restated financial statement. The full text of the policy is posted on the Investor Relations section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents.”

Practices with Regard to Dates and Pricing of Stock and Option Grants

The Compensation Committee determines the number of shares underlying options and/or number of shares of restricted stock to award to officers as part of annual compensation. Those members of the Board of Directors who would qualify for service on the Compensation Committee review and ratify these awards at the Board’s regularly scheduled February meeting. The award date for options and stock grants is generally the date of ratification but may be delayed to a date after such ratification if there is a pending announcement by the Company of material non‑public information, such as an earnings release. In all cases, our options are granted: (i) on the dates described above; (ii) on the date of (or a date set in connection with) a new hire’s start with the Company as approved by the Chief Executive Officer in advance of the start date; or (iii) on the date of approval by the Chief Executive Officer for retention or recognition purposes up to a Board‑authorized maximum value of $250,000. Option exercise prices are equal to the NYSE closing price of our Common Stock on the date of grant. Additionally, all officers must receive prior authorization for any purchase or sale of our Common Stock (unless made pursuant to a previously approved Rule 10b5‑1 plan), which, in the case of open market transactions, is generally only given during approved trading windows that are generally established in advance based upon earnings release dates.

Risk Considerations
The Compensation Committee reviewed and considered risks arising from the Company’s compensation policies and practices for its employees. This review included consideration of the following specific elements of the Company’s executive compensation policies and procedures:

•	annual bonus and long‑term incentive awards are based upon pre‑existing, defined goals;

•	annual goals contain multiple financial targets, including performance against a pre‑approved budget;

•	performance goals include both absolute performance and performance relative to industry peers;

•	annual goals balance financial and non‑financial performance;

•	goals include corporate, business unit, and individual performance goals;

•	performance goals include achievement against both single year and multi-year metrics;

•	executive compensation is structured as a mix among salary, cash bonus, and equity awards;

•	equity awards vest over time or are earned based upon achievement of pre-determined goals;

•	bonus and long‑term equity programs include maximum payouts or “caps”;

•	all unvested equity awards are forfeited upon a termination for cause or voluntary termination under certain circumstances;

•	the metrics that are included in our long‑term performance awards include a goal addressing appropriate leverage ratios;

•	achievement of metrics is not determined on an “all or nothing” basis, but rather goals may be achieved on a graduated basis based on performance against the stated target; and

•
while awards are generally made in relation to performance against specific goals, the Compensation Committee retains the discretion to adjust annual bonuses of cash and restricted stock as may be warranted by specific circumstances.

Following this review, the Compensation Committee concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company at this time, although no assurances can be given in this regard.

Section 162(m)
The SEC requires that this report comment upon the Company’s policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), which limits the deductibility on the Company’s tax return of compensation over $1 million paid to certain executive or former executive officers. The Company believes that, because it qualifies as a REIT under the Tax Code and pays dividends sufficient to minimize federal income taxes, Section 162(m) will generally not affect the Company’s net income, although the loss of deductibility under Section 162(m) could modestly affect the Company’s dividend requirements to qualify as a REIT or the tax characterization of such dividends. The Company does not believe that Section 162(m) will materially affect its dividend requirements or the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Compensation Committee Report

The Compensation Committee of the Board of Directors of AvalonBay Communities, Inc., a Maryland corporation, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S‑K of the Securities and Exchange Commission with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
W. Edward Walter (Chair)
Alan B. Buckelew
H. Jay Sarles
Richard J. Lieb
Compensation Committee Interlocks and Insider Participation

During 2019, the members of the Compensation Committee were W. Edward Walter (Chair), Alan B. Buckelew, H. Jay Sarles, and Richard J. Lieb. None of them has served as an officer of the Company or any of its subsidiaries. None of our Named Executive Officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee has any other business relationship or affiliation with the Company or any of its subsidiaries (other than service as a director).

Summary Compensation Table

The table below summarizes the compensation amounts paid in or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2019, December 31, 2018 and December 31, 2017.
Executives are eligible to defer a portion of their salaries and bonuses under our Nonqualified Deferred Compensation Plan. The amounts shown below are before any deferrals under the Nonqualified Deferred Compensation Plan.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)		Option Awards ($)(2)(4)	Non–Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
Timothy Naughton	2019	1,000,000	-	7,727,980	(8)	-	2,170,000	-	23,382	10,921,362
Chairman, CEO and	2018	1,000,000	-	6,688,757		-	2,368,500	-	22,177	10,079,434
President	2017	990,385	-	5,064,956			1,750,000	-	88,486	7,893,827
Kevin O’Shea	2019	600,000	-	1,905,782	(9)	-	798,000	-	25,237	3,329,019
Chief Financial Officer	2018	595,192	-	1,804,617		-	846,900	-	24,979	3,271,688
	2017	570,192	-	1,626,097			711,528	-	23,608	2,931,425
Sean Breslin	2019	600,000		2,246,921	(10)	-	823,500	-	24,456	3,694,877
Chief Operating Officer	2018	595,192	-	1,983,318		-	886,800	-	23,577	3,488,887
	2017	570,192	-	1,718,139			734,712	-	23,445	3,046,488
Matthew Birenbaum	2019	600,000	-	2,157,282	(11)	-	844,800	-	24,711	3,626,793
Chief Investment Officer	2018	595,192	-	1,960,925		-	867,300	-	23,757	3,447,174
	2017	570,192	-	1,798,004			725,880	-	23,608	3,117,684
Leo Horey	2019	525,000	-	1,041,805	(12)	-	1,003,410	-	18,208	2,588,423
Former Chief
Administrative Officer

(1)
The amounts shown as salary in column (c) reflect actual payments received in each indicated year, which may vary slightly from the salary described in the Compensation Discussion and Analysis as a result of (i) the number of pay periods in each calendar year and (ii) the fact that salary increases do not go into effect until early March of each year.

(2)
The amounts in column (e) include restricted stock actually granted during the fiscal year for service in the prior fiscal year. For example, the row for 2019 includes the value of stock awards made in February 2019 with respect to 2018 service.

(3)
The amounts in column (e) reflect the aggregate grant date fair value for awards made in the fiscal years ended December 31, 2019, December 31, 2018, and December 31, 2017 computed in accordance with FASB ASC Topic 718 for restricted stock awards and performance unit awards made pursuant to the Equity Incentive Plan. The value of restricted stock awards is based solely on the closing price of our Common Stock on the NYSE on the date of grant and no assumptions were used in the calculation of this value. The value of performance unit awards based on operating metrics established in 2019 for measurement period 2019 - 2021 is based on the closing price of our Common Stock on the NYSE on the date of grant of $195.72. The value of performance unit awards based on TSR metrics made in 2019 for measurement period 2019‑2021 is based on the Monte Carlo value of $204.15. The total value of 2019‑2021 performance unit awards, if earned at maximum and valued at the closing price of our Common Stock on the NYSE on the date of grant, for the Named Executive Officers is: Mr. Naughton-$10,922,350, Mr. O’Shea-$2,223,379, Messrs. Birenbaum and Breslin-$2,515,785, and Mr. Horey - $1,170,014.

(4)	No stock options were granted to the Named Executive Officers in 2019, 2018 or 2017.

(5)
The amounts shown in column (g) reflect the cash awards to the named individuals determined in February of the following year (based upon the achievement of the performance metrics established in the year indicated, as more fully described in the Compensation Discussion and Analysis above). For Mr. Horey, the non-equity incentive plan compensation payouts included both his 2019 cash and stock bonus payments paid in cash as a result of his retirement on January 1, 2020.

(6)
All earnings under the Company’s nonqualified deferred compensation program are determined by reference to returns of actual mutual funds and the Company does not consider such earnings to be above market.

(7)
For 2019, the amounts shown in column (i) include, for each Named Executive Officer (a) amounts contributed by the Company to the Named Executive Officers’ 401(k) accounts in the amount of $8,400 each for Messrs. Naughton, O’Shea, Breslin, Birenbaum, and Horey, (b) medical benefit premiums paid by the Company and contribution to health savings accounts paid by the Company in the aggregate amount of $14,982 for Mr. Naughton, $14,987 for Mr. O'Shea, $14,461 for Messrs. Breslin and Birenbaum, and $7,350 for Mr. Horey and (c) the premiums paid by the Company for a standard term life insurance policy in the face amount of $750,000 for: Messrs. O'Shea and Birenbaum - $1,850; Mr. Breslin-$1,595; and Mr. Horey - $2,458. For Mr. O'Shea, his 2018 all other compensation has been updated to include the health savings account amount.

(8)
Stock awards for Mr. Naughton in 2019 included the following: 10,873 shares of restricted stock awarded in respect of 2018 performance; 27,903 total target performance units maturing at the end of 2021.

(9)
Stock awards for Mr. O’Shea in 2019 included the following: 3,913 shares of restricted stock awarded in respect of 2018 performance; 5,680 total target performance units maturing at the end of the end of 2021.

(10)	Stock awards for Mr. Breslin in 2019 included the following: 4,890 shares of restricted stock awarded in respect of 2018 performance; 6,427 total target performance units maturing at the end of 2021.

(11)
Stock awards for Mr. Birenbaum in 2019 included the following: 4,432 shares of restricted stock awarded in respect of 2018 performance; 6,427 total target performance units maturing at the end of 2021.

(12)	Stock awards for Mr. Horey in 2019 included the following: 2,258 shares of restricted stock awarded in respect of 2018 performance; 2,989 total target performance units maturing at the end of 2021.
Grants of Plan‑Based Awards
The table below sets out the grants made to the Named Executive Officers in 2019 under the Equity Incentive Plan.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non–Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Options Awards ($/Share) (k)	Grant Date Fair Value of Stock and Options Awards ($)(2)(4) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. Naughton	2/14/2019	1,900,000	3,800,000	7,600,000	-	-	-	-	-	-	-
	2/14/2019	-	-	-	13,952	27,903	55,806	-	-	-	5,599,916
	2/14/2019	-	-	-	-	-	-	10,873	-	-	2,128,064
Mr. O’Shea	2/14/2019	755,000	1,510,000	3,020,000	-	-	-	-	-	-	-
	2/14/2019	-	-	-	2,840	5,680	11,360	-	-	-	1,139,930
	2/14/2019	-	-	-	-	-	-	3,913	-	-	765,852
Mr. Breslin	2/14/2019	805,000	1,610,000	3,220,000	-	-	-	-	-	-	-
	2/14/2019	-	-	-	3,214	6,427	12,854	-	-	-	1,289,851
	2/14/2019	-	-	-	-	-	-	4,890	-	-	957,071
Mr. Birenbaum	2/14/2019	805,000	1,610,000	3,220,000	-	-	-	-	-	-	-
	2/14/2019	-	-	-	3,214	6,427	12,854	-	-	-	1,289,851
	2/14/2019	-	-	-	-	-	-	4,432	-	-	867,431
Mr. Horey	2/14/2019	462,500	925,000	1,850,000	-	-	-	-	-	-	-
	2/14/2019	-	-	-	1,495	2,989	5,978	-	-	-	599,869
	2/14/2019	-	-	-	-	-	-	2,258	-	-	441,936

(1)
The amounts shown in columns (c), (d) and (e) reflect the threshold, target and maximum payment levels for 2019 under our annual bonus plan, which were established on February 14, 2019. The annual bonus is paid in cash and restricted stock. The actual cash bonuses received by each of the Named Executive Officers for performance in 2019, paid in 2020, are set out in column (g) of the Summary Compensation Table. Under applicable SEC rules earned stock bonuses will be disclosed in the 2021 proxy statement Summary Compensation Table as the actual grant of stock based on 2019 achievement occurred in 2020.

(2)
The amounts shown in columns (f), (g) and (h) reflect the threshold, target and maximum number of performance units awarded in 2019 for the performance period 2019‑2021 under the long‑term incentive performance program. The grant date fair value of 2019‑2021 awards is based on the closing price on the grant date of $195.72 for the operating metric portion of the award and the Monte Carlo value of $204.15 for the TSR metric portion of the award. In addition to receiving one share of fully vested stock for each unit earned as determined at the end of the performance period, a cash payment will be made equal to the dividends that accrued on such number of earned shares during the performance period.

(3)
The number of shares of restricted stock shown in column (i) were granted on February 14, 2019 represents the actual number of shares of restricted stock granted to the Named Executive Officers, with respect to performance in 2018, and such shares do not represent compensation for performance in 2019. Dividends are payable on the shares at the same rate as dividends are paid on all outstanding shares of our Common Stock.

(4)	For the February 14, 2019 grants of restricted stock, the value was calculated based on the closing price of the Common Stock on the date of grant of $195.72.

Outstanding Equity Awards at Fiscal Year-End
The table below sets out outstanding equity awards held by the Named Executive Officers as of December 31, 2019.

	Option Awards					Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
(a)		(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Mr. Naughton	2/28/2014	—	—	—	—	—	14,106	(2)	2,958,028	—	—
	2/26/2015	—	—	—	—	—	20,292	(3)	4,255,232	—	—
	2/11/2016	—	—	—	—	—	24,205	(4)	5,075,789	—	—
	2/16/2017	—	—	—	—	—	32,340	(5)	6,781,698	—	—
	2/15/2018	—	—	—	—	—	5,954		1,248,554	67,608	14,177,398
	2/14/2019	—	—	—	—	—	10,873		2,280,068	27,903	5,851,259
Mr. O’Shea	2/28/2014	—	—	—	—	—	2,203	(2)	461,969	—	—
	2/26/2015	—	—	—	—	—	3,122	(3)	654,683	—	—
	2/11/2016	—	—	—	—	—	4,640	(4)	973,008	—	—
	2/16/2017	—	—	—	—	—	8,373	(5)	1,755,818	—	—
	2/15/2018	—	—	—	—	—	3,123		654,893	13,522	2,835,563
	2/14/2019	—	—	—	—	—	3,913		820,556	5,680	1,191,096
Mr. Breslin	2/28/2014	—	—	—	—	—	2,392	(2)	501,602	—	—
	2/26/2015	—	—	—	—	—	3,844	(3)	806,087	—	—
	2/11/2016	—	—	—	—	—	4,869	(4)	1,021,029	—	—
	2/16/2017	—	—	—	—	—	8,544	(5)	1,791,677	—	—
	2/15/2018	—	—	—	—	—	3,366		705,850	15,066	3,159,340
	2/14/2019	—	—	—	—	—	4,890		1,025,433	6,427	1,347,742
Mr. Birenbaum	2/28/2014	—	—	—	—	—	2,990	(2)	627,003	—	—
	2/26/2015	—	—	—	—	—	3,844	(3)	806,087	—	—
	2/11/2016	—	—	—	—	—	5,156	(4)	1,081,213	—	—
	2/16/2017	—	—	—	—	—	8,693	(5)	1,822,922	—	—
	2/15/2018	—	—	—	—	—	3,274		686,558	15,066	3,159,340
	2/14/2019	—	—	—	—	—	4,432		929,390	6,427	1,347,742
Mr. Horey	2/28/2014	—	—	—	—	—	2,518	(2)	528,025	—	—
	2/26/2015	—	—	—	—	—	2,882	(3)	604,355	—	—
	2/11/2016	—	—	—	—	—	3,438	(4)	720,949	—	—
	2/16/2017	—	—	—	—	—	4,983	(5)	1,044,935	—	—
	2/15/2018	—	—	—	—	—	1,794		376,202	7,728	1,620,562
	2/14/2019	—	—	—	—	—	2,258		473,503	2,989	626,793

(1)
Stock awards vest one-third starting on March 1 of the year following the date of the grant. Dividends are payable on the shares at the same rate as dividends paid on all outstanding shares of our Common Stock. For performance units, cash dividends will be accrued and paid at the end of the performance period based on the actual number of performance units earned starting with the 2018 - 2020 performance awards.

(2)
Represents restricted stock issued on the conversion of performance units that were earned under the 2014-2016 performance period on February 16, 2017 vesting in three annual installments beginning March 1, 2018.

(3)
Represents restricted stock issued on the conversion of performance units that were earned under the 2015-2017 performance period on February 15, 2018 vesting in three annual installments beginning March 1, 2019.

(4)
Represents restricted stock issued on the conversion of performance units that were earned under the 2016-2018 performance period on February 14, 2019 vesting in three annual installments beginning March 1, 2020.

(5)
Represents annual stock bonus awards issued in 2017 for 2016 performance and performance unit awards that were earned under the 2017-2019 performance period, which converted into time-based restricted stock on February 13, 2020 vesting in three annual installments beginning March 1, 2021.

(6)	Based on the closing price of the Common Stock as reported on the NYSE on December 31, 2019 of $209.70 per share.

(7)	The amounts in column (i) include performance unit awards at maximum payout maturing at the end of 2020 and performance unit awards at target performance for awards maturing at the end of 2021.
Option Exercises and Stock Vested Table

The following table identifies the number of shares underlying options exercised during 2019 for each of the Named Executive Officers, the value realized on such exercises, the number of shares of restricted stock that vested during 2019 for each such officer and the value of such shares on the date of vesting. The value realized upon exercise of the options is the product of (1) the stock price of our Common Stock on the date of exercise minus the exercise price multiplied by (2) the number of shares of Common Stock underlying the exercised options.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Mr. Naughton	73,778	5,282,608	40,560	7,878,780
Mr. O’Shea	-	-	9,105	1,768,646
Mr. Breslin	1,544	64,706	10,754	2,088,965
Mr. Birenbaum	-	-	11,595	2,252,329
Mr. Wilson	-	-	9,109	1,769,423
(1) Value reflects shares of restricted stock that vested on March 1, 2019. The closing price of our Common Stock, as reported on the NYSE for March 1, 2019 was $194.25 per share.

Nonqualified Deferred Compensation

Pursuant to our Deferred Compensation Plan, certain employees of the Company, including the Named Executive Officers, may defer up to 25% of base annual salary and up to 50% of annual cash bonus on a pre‑tax basis and receive a tax‑deferred return on those deferrals. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned in the following year. Participating employees direct the deemed investment of their deferral accounts by selecting among certain available investment funds. The table below shows the investment funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2019. Since the investment funds are all publicly available, we do not consider any of the earnings credited under the Deferred Compensation Plan to be “above market".

Name of Fund	2019 Rate of Return (%)
American Funds Europacific Growth R4 (REREX)	26.98
American Funds Fundamental Invs R4 (RFNEX)	27.56
Cohen & Steers Realty Shares (CSRSX)	32.90
Columbia Dividend Opportunity Inst (CDOZX)	23.67
Fidelity® 500 Index Institutional (FXSIX)	31.47
Fidelity® Government MMkt (SPAXX)	1.84
Fidelity® International Index Premium (FSIVX)	22.00
Fidelity® Mid Cap Index Premium (FSCKX)	30.51
Fidelity® Small Cap Index Premium (FSSVX)	25.71
Fidelity® US Bond Index (FXNAX)[1]	8.48
Janus Henderson Triton A (JGMAX)	28.02
JHancock Disciplined Value Mid Cap I (JVMIX)	30.14
JPMorgan Large Cap Growth I (SEEGX)	39.04
MFS® Value R3 (MEIHX)	29.74
PIMCO Total Return Instl (PTTRX)	8.26
T. Rowe Price Emerging Markets Stock (PRMSX)	26.49
T. Rowe Price Mid-Cap Growth Adv (PAMCX)	31.19
T. Rowe Price Retirement 2005 (TRRFX)	15.08
T. Rowe Price Retirement 2010 (TRRAX)	16.16
T. Rowe Price Retirement 2015 (TRRGX)	17.40
T. Rowe Price Retirement 2020 (TRRBX)	19.37
T. Rowe Price Retirement 2025 (TRRHX)	20.95
T. Rowe Price Retirement 2030 (TRRCX)	22.48
T. Rowe Price Retirement 2035 (TRRJX)	23.70
T. Rowe Price Retirement 2040 (TRRDX)	24.68
T. Rowe Price Retirement 2045 (TRRKX)	25.39
T. Rowe Price Retirement 2050 (TRRMX)	25.32
T. Rowe Price Retirement 2055 (TRRNX)	25.38
T. Rowe Price Retirement 2060 (TRRLX)	25.37
Wells Fargo Growth Admin (SGRKX)	37.33

1.	Vanguard Total Bond Market Index was replaced with Fidelity U.S. Bond Index on March 1, 2019.

Benefits under our Deferred Compensation Plan will be paid out on the earlier of (i) the employee’s death or (ii) at the election of the employee (a) the date six months, 66 months, or 126 months following termination of employment (depending upon the employee’s properly made election), (b) in ten annual installments beginning in the seventh month following departure from the Company, or (c) in one lump sum (or four annual installments) on a specified date that is at least five years after the deferral year while the employee is still employed with the Company. Benefits may be paid out earlier in the event of an “Unforeseeable Financial Emergency” as determined by our Retirement Planning Committee (a committee of management designated by the Compensation Committee of the Board of Directors) in its sole discretion and in accordance with tax law requirements.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Naughton	1,434,250	—	3,667,971	—	15,777,489
Mr. O’Shea	—	—	—	—	—
Mr. Breslin	88,680	—	29,404	—	185,412
Mr. Birenbaum	—	—	—	—	—
Mr. Horey	52,500	—	304,900	—	2,368,873

(1)	All contributions in column (b) are also included as compensation to the Named Executive Officers in the Salary and Non-Equity Incentive Plan columns of the Summary Compensation Table.

Potential Payments Upon Termination or Sale Event

The summaries below are qualified in their entirety by reference to the complete plans and agreements described, which have been included as exhibits to the Company’s SEC filings.

The Company is not party to employment agreements with any individual executive officers.

Officer Severance Plan for Sale Events

We adopted an Officer Severance Plan that provides for severance in the event of certain terminations of employment following a sale event. Under this program, in the event an officer's employment is terminated by the Company (other than for cause or as a result of death or disability) in connection with or within 24 months of a sale event (as defined therein), such officer will generally receive a multiple of his Covered Compensation (defined as the sum of his annual base salary plus the average of his or her last two annual cash bonuses as of the termination date) depending on the officer’s title: for the Chief Executive Officer, the multiple is three times, for the Chief Financial Officer or an Executive Vice

President, the multiple is two times, and for other officers the multiple is one times. The terminated officer would also receive (i) a cash payment representing the pro rata value of his or her annual bonus (cash and stock) for the portion of the year worked, valued at target, (ii) accelerated vesting of the officer’s unvested restricted stock and options, and (iii) payment of COBRA insurance premiums for up to 18 months.

Other Severance Arrangements

Our agreements with our directors and officers governing compensatory stock option and restricted stock awards provide for vesting (and, in the case of stock options, exercisability for one year) if a “sale event” with respect to the Company occurs and the participant’s employment or other business relationship with the Company terminates for good reason or without cause in connection with or within 24 months following the sale event (as each such term is defined therein).
In addition, upon death, disability, termination without cause, or the retirement of an employee (as defined in the award agreements under the Equity Incentive Plan), (a) all of such employee’s options shall automatically become fully exercisable and (absent a specific agreement providing otherwise) shall be exercisable for one year thereafter and (b) all of such employee’s restricted shares of stock shall automatically vest 30 days following the triggering event; provided, at the Company’s option, that a separation agreement is executed and effective during such 30-day period. Retirement of an employee as defined in the award agreements under the Equity Incentive Plan generally means the termination of employment, other than for cause, when the sum of the following equals or exceeds 70 years: (i) the number of full months (converted to years) of employment and other business relationships with the Company and any predecessor company (must be at least 120 months)

and (ii) the employee’s age on the date of termination (must be at least 50 years old). To qualify for retirement, the employee must also give six months’ prior written notice to the Company of the employee's intention to retire and enter into a release and a two year non‑solicitation and one year non‑competition agreement.
Under this formula, Messrs. Naughton, O'Shea and Breslin are currently eligible for retirement, and Mr. Birenbaum will become eligible for retirement in June 2020. Mr. Horey retired from the Company effective January 1, 2020, and his retirement was consistent with the definition of "retirement" above.
Our multi-year performance awards under which restricted stock units are awarded and may be earned at the end of a performance period are not subject to the terms described above, but any restricted stock granted in settlement of units once a performance period is complete are subject to these terms. Our current performance award agreements provide that, following one full year of employment during the performance period, a pro rata portion of the award will be paid at the end of the performance period based on actual achievement if there is a separation of employment due to death, disability, retirement, or a termination without cause. If a sale event occurs during a performance period, then all outstanding performance awards vest at their target number of units and stock is issued for such number of units but subject (in the case of awards made before January 1, 2018) to the three year time based vesting described above for compensatory restricted stock, if applicable.

Severance Benefits

The tables below, together with the footnotes thereto and the additional information below, reflect the payments and benefits that the Named Executive Officers would receive in the event of their termination of employment with the Company on December 31, 2019, under the indicated circumstances. Where applicable, values are based on the Company’s closing stock price on December

31, 2019, the final trading day of the fiscal year, of $209.70. As disclosed previously, Mr. Birenbaum will become eligible for retirement in June 2020. Therefore, no acceleration of vesting of restricted stock and performance awards would have occurred for him for a retirement as of December 31, 2019.

Timothy Naughton, Chairman, Chief Executive Officer and President

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)	Termination Without Cause (Unrelated to a Sale Event) ($)		Death or Disability ($)		Qualified Retirement (1) ($)		Termination Without Cause (Related to a Sale Event) ($)
Severance (Cash)	—	—	(2)	—		—		9,177,750	(3)
Restricted Stock Vesting	—	16,038,275		16,038,275		16,038,275		16,038,275
Performance Awards Vesting	—	13,237,313	(4)	13,237,313	(4)	13,237,313	(4)	19,501,052	(5)
Health Benefits	—	—		9,734	(6)	9,734		29,203	(7)
Prorated Target Cash & Stock Bonus Provided in the Most Recent Fiscal Year	—	4,108,600	(8)	4,108,600	(8)	4,108,600	(8)	4,108,600	(8)

Kevin O’Shea, Chief Financial Officer

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)	Termination Without Cause (Unrelated to a Sale Event) ($)		Death or Disability ($)		Qualified Retirement ($)		Termination Without Cause (Related to a Sale Event) ($)
Severance (Cash)	—	—	(2)			—		2,758,428	(9)
Restricted Stock Vesting	—	3,790,118		3,790,118		3,790,118		3,790,118
Performance Awards Vesting	—	2,872,890	(4)	2,872,890	(4)	2,872,890		4,139,688	(5)
Health Benefits	—	—		10,456	(6)	10,456		31,369	(7)
Prorated Target Cash & Stock Bonus Provided in the Most Recent Fiscal Year	—	1,618,800	(8)	1,618,800	(8)	1,618,800	(8)	1,618,800	(8)

Sean Breslin, Chief Operating Officer

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)	Termination Without Cause (Unrelated to a Sale Event) ($)		Death or Disability ($)		Qualified Retirement ($)		Termination Without Cause (Related to a Sale Event) ($)
Severance (Cash)	—	—	(2)	—		—		2,821,512	(9)
Restricted Stock Vesting	—	4,320,869		4,320,869		4,320,869		4,320,869
Performance Awards Vesting	—	3,033,101	(4)	3,033,101	(4)	3,033,101		4,458,222	(5)
Health Benefits	—	—		10,456	(6)	10,456		31,369	(7)
Prorated Target Cash & Stock Bonus Provided in the Most Recent Fiscal Year	—	1,803,900	(8)	1,803,900	(8)	1,803,900	(8)	1,803,900	(8)

Matthew Birenbaum, Chief Investment Officer

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)	Termination Without Cause (Unrelated to a Sale Event) ($)		Death or Disability ($)		Qualified Retirement ($)		Termination Without Cause (Related to a Sale Event) ($)
Severance (Cash)	—	—	(2)	—		—		2,793,180	(9)
Restricted Stock Vesting	—	4,422,363		4,422,363		—		4,422,363
Performance Awards Vesting	—	3,033,101	(4)	4,422,363	(4)	—		4,458,222	(5)
Health Benefits	—	—		10,456	(6)	10,456		31,369	(7)
Prorated Target Cash & Stock Bonus Provided in the Most Recent Fiscal Year	—	1,864,760	(8)	1,864,760	(8)	1,864,760	(8)	1,864,760	(8)

Leo Horey, Former Chief Administrative Officer

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)	Termination Without Cause (Unrelated to a Sale Event) ($)		Death or Disability ($)		Qualified Retirement (1) ($)		Termination Without Cause (Related to a Sale Event) ($)
Severance (Cash)	—	—	(2)	—		—		2,161,940	(9)
Restricted Stock Vesting	—	2,873,309		2,873,309		2,873,309		2,873,309
Performance Awards Vesting	—	1,623,707	(4)	1,623,707	(4)	1,623,707	(4)	2,311,733	(5)
Health Benefits	—	—		7,735	(6)	7,735		23,204	(7)
Prorated Cash & Stock Bonus for current year through date of terminating event	—	1,003,410	(8)	1,003,410	(8)	1,003,410	(8)	1,003,410	(8)

Footnotes for all tables above:

1.
Upon termination of any employee’s employment due to a qualified retirement as described above, in addition to the accelerated vesting of restricted stock and performance awards, the employee will receive their prorated annual bonus (cash and stock) paid in cash, six months of Company-paid COBRA premiums, and choice of retirement gift from an online catalog. Retirement benefits are available on the same terms to all associates.

2.
The Compensation Committee of the Board of Directors from time to time reviews and establishes severance guidelines in the case of a termination without cause of an executive officer. The guidelines do not constitute a contractual right of an executive and are subject to change without notice as business needs and practices evolve. The Company may require that certain conditions be met before providing severance to an executive, such as requiring the executive to execute a general release, to continue employment with the Company for a period of time, to provide on-going cooperation on various matters, etc. As well, the severance amount suggested in the guideline may be decreased, or eliminated, on a case by case basis depending on the nature of the executive’s termination (e.g., reorganization, poor performance, etc.).

In the absence of a decrease in the current guideline amount, the guidelines suggest a cash severance payment of two times base salary plus target cash bonus in the case of Mr. Naughton ($6,000,000 as of December 31, 2019) and one and one-half times base salary plus target cash bonus in the case of the other named executive officers ($2,025,000 for Messrs. O'Shea, Breslin and Birenbaum and $1,575,000 for Mr. Horey as of December 31, 2019).
Outstanding equity awards would vest in accordance with their terms as is the case with other equity award participants who are terminated without cause, which is reflected in the Termination Without Cause (Unrelated to a Sale Event) column.

3.
In accordance with the terms of the Company’s Officer Severance Plan (as adopted on September 9, 1999, and amended and restated on November 18, 2008, November 9, 2011, and February 11, 2016), represents three times covered compensation (base salary and the average of the prior two year’s cash bonuses) for Mr. Naughton.

4.
For 2017-2019 awards, value based on actual achievement. For 2018-2020 and 2019-2021 awards, value assumes prorated vesting based on portion of the performance period completed and achievement assumed at target.

5.	For 2017-2019 awards, value based on actual achievement. For 2018-2019 and 2019-2021 awards, value based on full vesting at target.

6.	COBRA will be paid for six months for the family in the event of death.

7.	Reflects payment of healthcare premiums for up to 18 months.

8.
Zero cash and stock payment if terminated prior to April 1, 2019. Prorated target cash and stock bonus payment if terminated on or after April 1, 2019, but prior to December 31, 2019. If departure is close to the year end, actual cash and stock bonus may be provided. Figures in the table represent target values with the exception of the table for Mr. Horey, which reflected actual values because he retired on January 1, 2020.

9.
In accordance with the terms of the Company’s Officer Severance Plan, represents two times covered compensation (base salary and the average of the prior two year’s cash bonuses) for Messrs. O’Shea, Breslin, Birenbaum and Horey.

Director Compensation and Director Stock Ownership Guidelines

A director of the Company who is also an employee receives no additional compensation for his services as a director. Our Board and Nominating and Corporate Governance Committee periodically assess the total compensation for non‑employee directors relative to the compensation provided by similarly sized real estate investment trusts, by our multi‑family peer group, and by a group of cross‑industry similarly sized companies.
On the fifth business day following the 2019 annual meeting of stockholders, each of our non‑employee directors automatically received a grant of a number of shares of restricted stock (or a deferred stock award in lieu thereof) equal to $160,000 divided by the closing price of Common Stock as reported by the NYSE on the date of grant. Based on this formula, following the 2019 Annual Meeting, each non‑employee director received a restricted stock or deferred stock grant of 785 shares of Common Stock. Following the 2020 Annual Meeting, the value of the annual equity award to non-employee directors will increase to $170,000. All of such shares of restricted stock (or deferred stock awards) granted to non‑employee directors vest in four quarterly installments over a one-year period, subject to accelerated vesting upon departure from the Board except in the case of a voluntary departure by the director during the director’s elected term that is not due to death or disability or the director’s removal for cause. If a director elected to receive a deferred stock award in lieu of restricted stock, then the director will receive shares of stock in respect of the vested portion of the deferred stock award within 30 days following termination of service as a director of the Company.
In addition, during 2019 non‑employee directors received $90,000 as an annual retainer paid quarterly in the amount of $22,500. Following the 2020 Annual Meeting, the annual cash retainer for non-employee directors will remain at a rate of $90,000 per year, paid in quarterly installments.

Non‑employee directors who served as the chairperson of the Audit Committee during 2019 received additional cash compensation of $25,000, paid in four installments of $6,250 (or a deferred stock award in lieu of cash). The chairperson of the Compensation Committee during 2019 received additional cash compensation of $20,000, paid in four installments of $5,000 (or a deferred stock award in lieu of cash). Non-employee directors who served as the chairperson of the Investment and Finance or Nominating and Governance Committees during 2019 received additional cash compensation of $15,000, paid in four installments of $3,750 (or a deferred stock award in lieu of cash). All committee chair fees will remain unchanged following the 2020 annual meeting.
In consideration for serving as Lead Independent Director, in 2019, the Lead Independent Director received an annual cash fee of $30,000, paid in equal quarterly installments of $7,500. Mr. Sarles served as our Lead Independent Director until the 2019 Annual Meeting and Mr. Walter has served as the Lead Independent Director since then. Accordingly, each received $15,000 for his partial year of service as Lead Independent Director in 2019. Following the 2020 Annual Meeting, the annual cash fee payable to the Lead Independent Director will remain at $30,000.
Under the Company’s Corporate Governance Guidelines, non‑employee directors are generally required to hold shares (or deferred stock units) having a value that equals or exceeds five times the annual cash retainer paid to non‑employee directors. Directors have five years from the commencement of their service as a director to comply with such requirement.
The following table sets forth the compensation for service as a director of the Company received by each non‑employee director in 2019, as recognized for financial reporting purposes.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Glyn F. Aeppel	97,500	159,936	—	—	—	—	257,436
Terry S. Brown	—	257,250	—	—	—	—	257,250
Alan B. Buckelew	100,000	159,939	—	—	—	—	259,936
Ronald L. Havner, Jr.	—	262,374	—	—	—	—	262,374
Stephen P. Hills	90,000	159,936	—	—	—	—	249,936
Richard J. Lieb	90,000	159,936	—	—	—	—	249,936
Peter S. Rummell (4)	45,000	—					45,000
H. Jay Sarles	120,000	159,936	—	—	—	—	279,936
Susan Swanezy	—	249,992	—	—	—	—	249,992
W. Edward Walter	125,000	159,936	—	—	—	—	284,936

(1)
Mr. Sarles served as the Lead Independent Director prior to the 2019 Annual Meeting and Mr. Walter served as the Lead Independent Director following the 2019 Annual Meeting. The amounts in the table above include the following fees paid in 2019:

Name	Annual Retainer	Committee Chair Fee	Lead Director Fee	Total Payment
Glyn F. Aeppel	90,000	7,500	—	97,500
Alan B. Buckelew	90,000	10,000	—	100,000
Stephen P. Hills	90,000	—	—	90,000
Richard J. Lieb	90,000	—	—	90,000
Peter S. Rummell	45,000	—	—	45,000
H. Jay Sarles	90,000	15,000	15,000	120,000
W. Edward Walter	90,000	20,000	15,000	125,000

(2)
The amounts in column (c) reflect the grant date fair value of the shares of restricted stock or deferred stock units granted to each Director. For Messrs. Brown and Havner and Ms. Swanezy, the amount also includes elections to receive deferred stock units in lieu of cash payments totaling $90,000 for each director. This column also includes payment for service as Committee Chairpersons during 2019 as follows: Mr. Brown - $7,500 and Mr. Havner - $12,500.

As of December 31, 2019, non-employee directors held the following number of unvested restricted stock and/or deferred stock units:

Director	Unvested Restricted Stock	Unvested Deferred Stock Units
Glyn F. Aeppel	—	393
Terry S. Brown	—	393
Alan B. Buckelew	393	—
Ronald L. Havner, Jr.	—	393
Stephen P. Hills	—	393
Richard J. Lieb	393	—
H. Jay Sarles	393	—
Susan Swanezy	—	393
W. Edward Walter	—	393

(3)
Cash dividends are paid on restricted stock and dividend equivalent units are applied on deferred stock units. The total amount of cash dividends and/or dividend equivalent units totaled less than $10,000 and is not required to be disclosed in the above table.

(4)	Mr. Rummell retired from the Board of Directors immediately following the 2019 Annual Meeting.

CEO Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer.

The following describes our methodology and the resulting Chief Executive Officer pay ratio and is a reasonable estimate, based on all individuals employed by AvalonBay Communities, Inc. as of December 31, 2019. To identify the median employee, we utilized wages reported in Box 1 of IRS Form W-2. Box 1 pay was selected as the most appropriate, consistently applied compensation measure as it captures compensation earned through various incentive plans offered throughout the Company. Wages were annualized for employees who joined the Company during 2019. For employees who were hired in late December 2019 and did not receive wages until early 2020, wages were assumed to be below the median. After identifying the median employee based on W-2 wages, total compensation for the median employee was calculated using the same methodology as was used for calculating the Chief Executive Officer’s total compensation in the Summary Compensation Table. The annual total compensation for 2019 for the Chief Executive Officer was $10,921,362 and for the median employee was $70,917, which is comprised of approximately $62,000 in cash compensation and $9,000 in all other compensation, such as 401(k) Company contributions and Company paid health care benefits. As a result, the estimated ratio of the Chief Executive Officer's pay to the pay of the median employee is 154.0 to 1.

In an effort to provide additional context on the pay ratio disclosure, the Company is providing the following background information. The employee identified as the employee with median compensation, as described above, held an on-site position at one of our communities. As of December 31, 2019, we had 3,131 employees, of which 2,198 were employed on-site at our operating apartment communities and 105 employees are employed on a part-time basis. The total population also includes 195 employees at the Customer Care Center, our in-house administrative support and call center located in Virginia Beach, VA. The average tenure of all employees is approximately 5.5 years. The Company generally staffs its business with full time employees and not part-time employees or the employees of subcontractors; we do however use subcontractors on occasion to supplement the staffing at certain operating communities and we do on occasion use part time or seasonal employees. With regard to our development and construction activities, we engage various other firms to actually engage in the professional design and construction of our communities (i.e., architectural plans, engineering plans, foundation work, carpentry, drywall, framing, etc.).

As disclosed in the CD&A, AvalonBay’s total compensation program is designed to:
Attract, retain and motivate talent within the Company,
Align the interests of management with the interests of stockholders,
Direct performance with clearly defined goals and measures of achievement, and
Assure that compensation is aligned with performance.

The Chief Executive Officer's compensation and that of employees have been established within the parameters of the Company’s pay philosophy.

V. Officers, Stock Ownership And Other Information
Executive and Senior Officers

The following biographical descriptions set forth information with respect to each officer who is subject to reporting under Section 16 of the Exchange Act. There is no family relationship between any director, nominee for director or executive officer of the Company. Officers of the Company are elected annually at the first meeting of the Board of Directors following each annual meeting of stockholders. Each officer holds office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal in the manner provided in the Company’s Bylaws.
The Board of Directors has determined that Messrs. Naughton, O’Shea, Birenbaum, Breslin, McLaughlin, and Schulman, and Ms. Shea are executive officers of the Company within the meaning of Rules 3b‑7 and 16a‑1(f) of the Exchange Act.

Timothy J. Naughton, 58, is the Company’s Chairman of the Board, Chief Executive Officer and President and has been a director of the Company since September 2005. He has served as Chairman of the Board since May 2013, as Chief Executive Officer since January 2012, and as President since February 2005. Mr. Naughton’s prior roles included serving as the Company’s Chief Operating Officer, Chief Investment Officer, and Regional Vice President—Development and Acquisitions. Mr. Naughton has been with the Company and its predecessors since 1989. Mr. Naughton is a director of Park Hotels & Resorts, Inc., a publicly traded hotel real estate investment trust. Mr. Naughton is a former Chairman of NAREIT, a member of The Real Estate Round Table, a member and past chairman of the Multifamily Council of the ULI, and a member of the Real Estate Forum. He sits on the board of the Jefferson Scholars Foundation at the University of Virginia. Mr. Naughton received his Masters of Business Administration from Harvard Business School in 1987 and earned his undergraduate degree in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa.

Kevin P. O’Shea, 54, has been the Company’s Chief Financial Officer since June 2014. Prior to that he was Executive Vice President—Capital Markets, from January 2013 to May 2014 and Senior Vice President—Investment Management from the time he joined the Company in July 2003 until January 2013. Prior to joining the Company, Mr. O’Shea was an Executive Director at UBS Investment Bank, where his experience included real estate investment banking. Earlier in his career, Mr. O’Shea practiced commercial real estate and banking law as an attorney. Mr. O’Shea received his Masters Degree in Business Administration from Harvard Business School, his J.D. from Southern Methodist University and his undergraduate degree from Boston College. Mr. O’Shea is a Trustee of Urban Edge Properties, a publicly traded REIT.
Matthew H. Birenbaum, 54, has been the Company’s Chief Investment Officer since January 2015. He is responsible for the Company’s investment strategy and oversees the Asset Management, Investments, Operations and Investment Services, Construction Support and Market Research functions as well as development on the West Coast and in the Denver area. Before assuming his current position, he was the Company’s Executive Vice President—Corporate Strategy, a position he held from October 2011 until January 2015. Prior to re-joining the Company in October 2011, Mr. Birenbaum was the founding principal of Abbey Road Property Group, LLC, a multi‑family development and investment firm based in Arlington, Virginia since 2006 and before that a Senior Vice President at EYA . Prior to joining EYA in 2003, Mr. Birenbaum was a Regional Vice President of Development with the Company. Mr. Birenbaum received his Bachelor of Arts from Brown University, where he graduated Phi Beta Kappa, and his Master's Degree from The Kellogg Graduate School of Management at Northwestern University, where he graduated with honors. He is a member of ULI, is certified LEED‑AP, serves on the Board of the Arlington Partnership for Affordable Housing (APAH), and is a Trustee of the Federal City Council.

Sean J. Breslin, 53, is the Company’s Chief Operating Officer, a position he has held since January 2015, with responsibility for the Company’s operating platform, including Property Operations, Technology, Human Resources, Corporate Innovation, and Marketing and Brand Strategy. He was previously the Company’s Executive Vice President—Investments and Asset Management since April 2012. Mr. Breslin’s other roles with the Company have included Senior Vice President—Redevelopment and Asset Management and Senior Vice President—Investments. Prior to joining the Company in 2002, Mr. Breslin was the Chief Operating Officer of CWS Capital Partners. He received his Bachelor's Degree from California State University, Long Beach and his Masters of Business Administration from the University of Texas. Mr. Breslin is a member of the Executive Committee of NMHC and is past Chair of ULI’s Multifamily Council. He is also a member of the Executive Committee of the Real Estate Finance & Investment Center at the University of Texas at Austin and a member of the Board of Directors of the American Red Cross.
William M. McLaughlin, 55, has served as the Company’s Executive Vice President—Development and Construction since early 2020, with current responsibility for all of the Company’s development activity on the East Coast and construction activity nationally. He was Executive Vice President—Development from 2014 and the Executive Vice President Development and Construction from February 2010 until 2014. Prior to that Mr.

McLaughlin was Senior Vice President—Development & Construction since 2009. He has been with the Company or its predecessors since 1994. Mr. McLaughlin received his BA in Economics from Harvard College.
Edward M. Schulman, 57, has served as the Company’s Executive Vice President—General Counsel and Secretary since 2012. Mr. Schulman joined the Company in February 1999 and has served as General Counsel since that time. Prior to joining the Company he was a corporate and securities law partner at Goodwin Procter LLP. Mr. Schulman is a magna cum laude graduate of Harvard Law School and received his undergraduate degree in economics from Princeton University, where he graduated with high honors and was elected to Phi Beta Kappa.
Keri A. Shea, 50, has been the Company’s Senior Vice President—Finance & Treasurer since 2013, and since 2009 has also been designated as the Company’s principal accounting officer. Ms. Shea joined the Company in 2002 as Assistant Corporate Controller and was promoted to Corporate Controller in 2005 and Vice President in 2006. Prior to joining the Company, she served as the Corporate Controller for two start‑up technology companies in the Washington, D.C. area. Prior to that, Ms. Shea was with Arthur Andersen LLP for eight years. She is a certified public accountant and has a B.B.A. in Accounting from the College of William & Mary.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of Common Stock, as of March 2, 2020, as to (i) each person or entity who is known by the Company to have beneficially owned more than 5% of the Common Stock; (ii) each of the Company’s directors and nominees; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers as a group, based on representations of officers and directors of the Company and filings through March 2, 2020 received by the Company on Schedule 13G under the Exchange Act. All such information was provided by the stockholders listed and reflects their beneficial ownership known by the Company. All percentages have been calculated as of March 2, 2020 and are based upon 140,736,367 shares of Common Stock outstanding at the close of business on such date (unless otherwise indicated).

Name and Business Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percent of Class (%)
Glyn F. Aeppel	6,194	(3)	*
Matthew H. Birenbaum	53,890		*
Sean J. Breslin	43,373		*
Terry Brown	6,661	(3)	*
Alan B. Buckelew	7,210		*
Ronald L. Havner, Jr.	7,163	(3)	*
Stephen P. Hills	2,008	(4)	*
Leo Horey	11,560		*
Richard Lieb	2,861		*
Timothy J. Naughton	157,285		*
Kevin O'Shea	25,729		*
H. Jay Sarles	16,653		*
Susan Swanezy	4,468	(3)	*
W. Edward Walter	13,012	(5)	*
All current directors, nominees and executive officers as a group (17 persons)	436,478	(6)	0.31%
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355	20,836,433	(7)	14.81%
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022	15,946,095	(8)	11.33%
State Street Corporation, State Street Financial Center, One Lincoln Street, Boston MA 02111	9,491,673	(9)	6.74%

*Less than one percent
(1) The address for all directors, nominees and executive officers is AvalonBay Communities, Inc., 4040 Wilson Blvd, Suite 1000, Arlington, VA 22203.

(2) Except as otherwise noted, each individual in the table above has the sole voting and investment power over the shares listed.

(3) Reflects shares issuable in the future under deferred stock awards in lieu of restricted stock awards pursuant to elections under the
Stock Incentive Plan.

(4) Includes 1,498 shares issuable in the future under deferred stock awards granted to Mr. Hills in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(5) Includes 6,852 shares issuable in the future under deferred stock awards granted to Mr. Walter in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(6) Includes 32,836 shares issuable in the future under deferred stock awards.

(7) The number of shares reported is based on a Schedule 13G/A filed on February 11, 2020, reporting beneficial ownership as of
December 31, 2019. The schedule 13G/A indicates that the reporting entity holds sole voting power with respect to 352,142 shares, shared voting power with respect to 187,993 shares, sole dispositive power with respect to 20,456,443 shares, and shared dispositive power with respect to 379,990 shares.

(8) The number of shares reported is based on a Schedule 13G/A filed on February 4, 2020, reporting beneficial ownership as of
December 31, 2019. The Schedule 13G/A indicates that the reporting person has sole voting power with respect to 14,566,864 shares and sole dispositive power with respect to 15,946,095 shares.

(9) The number of shares reported is based on a Schedule 13G filed February 13, 2020, reporting beneficial ownership as of
December 31, 2019. The schedule 13G/indicates that the reporting entity holds shared voting power with respect to 7,914,760 shares and shared dispositive power with respect to 9,482,203 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires persons who are officers of the Company as defined by Section 16, directors of the Company and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC and one national securities exchange on which such securities are registered. In accordance with Rule 16a‑3(c) under the Exchange Act, the Company has designated the NYSE as the national securities exchange with which reports pursuant to Section 16(a) of the Exchange Act need to be filed. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the fiscal year ended December 31, 2019, all filing requirements applicable to the Insiders were timely satisfied other than (a) one filing for each of Ronald L. Havner, Jr., Terry S. Brown and Susan Swanezy reporting the quarterly issuance of stock or deferred stock units as payment for service as a director on May 15, 2019, which were filed on June 5, 2019, and (b) one filing for Ronald L. Havner Jr. reporting the quarterly issuance of deferred stock units as payment for service as a director on December 1, 2019, which was filed on December 9, 2019.

VI. Other Matters

Solicitation of Proxies

The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by internet, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms, and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Nominations for Directors and Proposals for Annual Meetings

Stockholder Proposals for our Proxy Statement. Stockholder proposals submitted pursuant to Exchange Act Rule 14a‑8 for inclusion in the Company’s proxy statement and form of proxy for the 2021 Annual Meeting of Stockholders must be received by the Company by December 1, 2020. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy. Any such proposal and the supporting documentation should be mailed to: AvalonBay Communities, Inc., 4040 Wilson Boulevard, Suite 1000, Arlington, VA 22203, Attention: Secretary.
Proxy Access Director Nominations. In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at the Company’s 2021 annual meeting pursuant to the proxy access provision of our Bylaws, notice of such nomination and all other supporting documentation required by the Company’s Bylaws must be received by the Company within the time periods described below. In addition, our Bylaws require an eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates.
Matters to be Considered at Annual Meetings. In accordance with our Bylaws, as currently in effect, for a stockholder to nominate a director or for a proposal of a stockholder to be presented at the Company’s 2021 Annual Meeting of Stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a‑8 of the Exchange Act, a stockholder’s notice must be received by the Company within the time periods described below:

Time Periods and Address for Proxy Access and Other Stockholder Nominations and Proposals. In order to be eligible under the provisions of our Bylaws governing (A) proxy access director nominations and (B) other director nominations and proposed matters to be presented at an annual meeting, our Bylaws require that proper notice of such nomination(s) or business matters, together with all supporting documentation required by our Bylaws, must be delivered to, or mailed and received at our principal executive office, which is currently AvalonBay Communities, Inc., 4040 Wilson Boulevard, Suite 1000, Arlington, VA 22203, Attention: Secretary, (A) not prior to November 1, 2020 nor later than 5:00 p.m., Eastern Time, on December 1, 2020 or (B) in the event that the date of the 2020 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from May 12, 2021, (i) not earlier than the 150th day prior to the date of that meeting, and (ii) not later than 5:00 p.m., Eastern Time, on the later of (x) the 120th day prior to the date of that meeting or (y) the 10th day following the day on which public announcement of the date of such annual meeting is first made. You may contact the Company’s Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Please take a moment now to authorize a proxy to vote these shares of AvalonBay Communities, Inc. common stock at the 2020 Annual Meeting of Stockholders.

YOU CAN AUTHORIZE A PROXY TO VOTE THESE SHARES TODAY IN ONE OF THREE WAYS:

BY INTERNET—*www.proxyvote.com*
Use the Internet to authorize your proxy and transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by AvalonBay Communities, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize your proxy using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

BY PHONE - 1-800-690-6903
Use any touch-tone telephone to authorize your proxy and transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AvalonBay Communities, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you authorize a proxy to vote these shares by Internet or telephone you do NOT need to mail this proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E99234-P35560

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AVALONBAY COMMUNITIES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

	For	Against	Abstain
1a. Glyn F. Aeppel	☐	☐	☐
1b. Terry S. Brown	☐	☐	☐
1c. Alan B. Buckelew	☐	☐	☐
1d. Ronald L. Havner, Jr.	☐	☐	☐
1e. Stephen P. Hills	☐	☐	☐
1f. Richard J. Lieb	☐	☐	☐
1g. Timothy J. Naughton	☐	☐	☐
1h. H. Jay Sarles	☐	☐	☐
1i. Susan Swanezy	☐	☐	☐
1j. W. Edward Walter	☐	☐	☐

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

	For	Against	Abstain
2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2020.	☐	☐	☐
3. To adopt a resolution approving, on a non-binding advisory basis, the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the proxy statement.	☐	☐	☐
4. To amend the Company's Charter to eliminate the stockholder supermajority voting requirements for approval of future Charter amendments and other extraordinary actions.	☐	☐	☐

In addition, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

If you authorize a proxy by mail, you must date, sign and return this card in order for these shares to be voted.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name appears on this card and date. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give your full title. If shares are held jointly, each holder should sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

E99235-P35560

AVALONBAY COMMUNITIES, INC.
2020 ANNUAL MEETING OF STOCKHOLDERS, MAY 12, 2020, 8:00 A.M. LOCAL TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY

The undersigned stockholder of AvalonBay Communities, Inc., a Maryland corporation (the "Company"), hereby appoints Timothy J. Naughton and Kevin P. O'Shea, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), to be held at the Company's offices, 4040 Wilson Boulevard, Arlington, VA 22203 on May 12, 2020 at 8:00 a.m. local time, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED HEREIN, BUT IF THIS PROXY IS EXECUTED AND NO INSTRUCTIONS ARE SPECIFIED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" EACH OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, AND "FOR" PROPOSALS 2, 3 AND 4. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES IN THEIR DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING. STOCKHOLDERS WHO PLAN TO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXY BY CASTING THEIR VOTE AT THE ANNUAL MEETING IN PERSON.

SEE REVERSE SIDE

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

SEE REVERSE SIDE